UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

C.H. Robinson Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

14701 Charlson Road

Eden Prairie, Minnesota 55347

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 13, 2010

TO OUR SHAREHOLDERS:

C.H. Robinson Worldwide, Inc.’s Annual Shareholders’ Meeting will be held on Thursday, May 13, 2010, at 1:00 p.m., Central Daylight Time, at our office located at 14800 Charlson Road, Eden Prairie, Minnesota. The purposes of the meeting are:

1.	To elect three directors to serve for three-year terms;

2.	To approve the C.H. Robinson Worldwide, Inc. 2010 Non-Equity Incentive Plan;

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2010; and

4.	To conduct any other business that properly comes before the meeting or any adjournment of the meeting.

Our Board of Directors has selected March 16, 2010, as our record date. Shareholders who own shares of our Common Stock on the record date are entitled to be notified of, and to vote at, our Annual Meeting.

For a second year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to shareholders over the Internet. We believe that this electronic process expedites shareowners’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 29, 2010, we began mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 Proxy Statement and Annual Report and vote online. Shareholders who have requested to receive hard copies will receive the Proxy Statement and Annual Report by mail.

Your vote is important. Please vote as soon as possible by using the Internet or by telephone, or if you receive a paper copy of the proxy card by mail, by signing and returning the enclosed proxy card. The Notice of Internet Availability of Proxy Materials for the Shareholder Meeting, the Proxy Statement, and the Annual Report are available at www.proxyvote.com.

By Order of the Board of Directors

Ben G. Campbell Vice President, General Counsel, and Secretary

April 1, 2010

C.H. ROBINSON WORLDWIDE, INC.

14701 Charlson Road

Eden Prairie, Minnesota 55347

PROXY STATEMENT

FOR THE

2010 ANNUAL MEETING OF SHAREHOLDERS

May 13, 2010

This Proxy Statement is soliciting your proxy for use at the 2010 C.H. Robinson Annual Meeting of Shareholders. A proxy enables you to vote your shares of Common Stock. Our Annual Meeting will be held at 1:00 p.m. Central Daylight Time on Thursday, May 13, 2010, at our office located at 14800 Charlson Road in Eden Prairie, Minnesota. The proxy can also be used at any adjournment of the Annual Meeting. If you need special assistance at the Annual Meeting because of a disability, you may contact Ben G. Campbell, our Vice President, General Counsel, and Secretary, by telephone at (952) 937-7829, by e-mail at ben.campbell@chrobinson.com, or by writing to him at 14701 Charlson Road, Eden Prairie, MN 55347.

This proxy is requested by the Board of Directors of C.H. Robinson Worldwide, Inc. (“the company,” “we,” “us,” “C.H. Robinson”) for the following purposes:

1.	To elect three directors to serve for three-year terms;

2.	To approve the C.H. Robinson Worldwide, Inc. 2010 Non-Equity Incentive Plan;

3.	To ratify the selection of Deloitte & Touche LLP as the company’s independent auditors for the fiscal year ending December 31, 2010; and

4.	To conduct any other business that properly comes before the meeting or any adjournment of the meeting.

Under rules adopted by the Securities and Exchange Commission, we have chosen to provide our shareholders with the choice of accessing the 2010 Annual Meeting proxy materials over the Internet, rather than receiving printed copies of those materials through the mail. In connection with this change, a Notice of Internet Availability of Proxy Materials is being mailed to all of our shareholders, except those who have previously provided instructions to receive paper copies of our proxy materials. The notice contains instructions on how you may access and review our proxy materials on the Internet and how you may vote your shares over the Internet. The notice will also tell you how to request our proxy materials in printed form or by e-mail, at no charge, if you so desire. The notice contains a 12-digit control number that you will need to vote your shares. Please keep the notice for your reference through our Annual Meeting date.

We will have completed mailing the Notice of Internet Availability of Proxy Materials to our shareholders by April 1, 2010.

General Information

Who is entitled to vote?

Holders of record of C.H. Robinson Worldwide, Inc. Common Stock, par value $0.10 per share, at the close of business on March 16, 2010, are entitled to vote at our Annual Meeting. March 16, 2010 is referred to as the record date. As of March 16, 2010, 174,056,736 shares of Common Stock were outstanding. Each share is entitled to one vote. There is no cumulative voting.

Shares are counted as present at the Annual Meeting if either the shareholder is present and votes in person at the Annual Meeting, or has properly submitted a proxy by mail, by telephone or by Internet. In order to achieve a quorum and to conduct business at the Annual Meeting, shares representing a majority of our issued and outstanding Common Stock as of the record date must be present and entitled to vote. If a quorum is not represented at the Annual Meeting, the shareholders and proxies entitled to vote will have the power to adjourn the Annual Meeting, without notice other than an announcement at that time, until a quorum is represented.

How can I vote?

If you submit your vote before the Annual Meeting using any of the following methods, your shares of Stock will be voted as you have instructed:

•

By Internet: You can vote your shares by the Internet. The notice of your proxy materials indicates the website you may access for Internet voting, using the 12-digit control number included in the notice. You may vote by the Internet 24 hours a day. The Internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the Internet voting instruction in the notice you received from your bank, broker, trustee, or other record holder.

•

By Telephone: You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your notice of proxy materials. At that site, you will be provided with a telephone number for voting. Alternatively, if you request paper copies of the proxy materials, your proxy card, or voting instruction form will have a toll-free telephone number that you may use to vote your shares. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with Internet voting, you will be able to confirm that the system has properly recorded your votes.

•

By Mail: If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating, and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your bank, broker, trustee, or holder of record. Submitting your proxy will not affect your right to vote in person, if you decide to attend the Annual Meeting.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 pm Eastern Daylight Time on Wednesday, May 12, 2010, for all shares entitled to vote. If you are a beneficial shareholder (you hold your shares through a nominee, such as a broker), your nominee can advise you whether you will be able to submit voting instructions by telephone or via the Internet.

What happens if I return my proxy without voting instructions, or withhold or abstain on a proposal?

If you do not return voting instructions with your proxy, your proxy will be voted:

•	FOR the election of the nominees for director named in this Proxy Statement;

•	FOR the amendment to approve the C.H. Robinson Worldwide, Inc. 2010 Non-Equity Incentive Plan; and

•

FOR the ratification of Deloitte & Touche LLP, the member firm of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Generally, a shareholder who does not vote in person or by proxy on a proposal (including a broker non-vote) is not deemed to be present for the purpose of determining whether a proposal has been approved. Brokers cannot vote on their customers’ behalf on “non-routine” proposals, such as the election of directors and the approval of the 2010 Non-Equity Incentive Plan, without direction from their customers.

If you return a proxy that withholds authority to vote for a nominee for director, then your shares of Common Stock covered by your proxy:

•	Will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote for that nominee; and

•	Will not be voted for that nominee; votes withheld have the effect of counting as votes against a nominee.

With regard to the other proposals in this Proxy Statement, if you abstain from voting, then your shares:

•	Will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the shares present and entitled to vote for these proposals; and

•

Will not be voted in favor of them. Abstentions have the effect of counting as votes against a proposal, because they add to the pool of votable shares for a proposal without contributing to the affirmative votes required to approve it.

How do I revoke my proxy?

You may revoke your proxy and change your vote at any time before the voting closes at the Annual Meeting. You may do this by submitting a properly executed proxy with a later date, or by delivering a written revocation, to the Secretary’s attention at the company’s address listed above, or in person at the Annual Meeting.

Shareholder Proposals and Other Matters

C.H. Robinson Worldwide, Inc. did not receive written notice of any shareholder proposal and, as of the date of this Proxy Statement, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting, other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy card will have discretionary authority to vote on such matters and will vote according to their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

The C.H. Robinson Board of Directors is divided into three classes. Shareholders elect the members of each class to serve three-year terms with the term of office of each class ending in successive years. Steven L. Polacek, ReBecca Koenig Roloff, and Michael W. Wickham are directors in the class whose term expires at the 2010 Annual Meeting. On the recommendation of our Governance Committee, the Board of Directors has nominated Steven L. Polacek, ReBecca Koenig Roloff, and Michael W. Wickham for election to the Board of Directors at the Annual Meeting for terms of three years. Each has indicated a willingness to serve.

The other directors will continue in office for their existing terms. Robert Ezrilov, Wayne M. Fortun, and Brian P. Short serve in the class whose term expires in 2011. John P. Wiehoff and James B. Stake serve in the class whose term expires in 2012.

John P. Wiehoff and Ben G. Campbell will vote the proxies received by them for the election of Steven L. Polacek, ReBecca Koenig Roloff, and Michael W. Wickham, unless otherwise directed. If any nominee becomes unavailable for election at the Annual Meeting, John P. Wiehoff and Ben G. Campbell may vote for a substitute nominee at their discretion as recommended by the Board of Directors.

The Board of Directors has determined that all of the directors, except for John P. Wiehoff, are independent under the current standards for “independence” established by the NASDAQ Global Market, on which C.H. Robinson’s stock is listed. In connection with its evaluation of director independence, the Board of Directors considered two relationships of Mr. Short. Together with a number of his family members, Mr. Short holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), which purchases services from our subsidiary, T-Chek Systems, Inc. In 2009, AMMF also provided services to C.H. Robinson as a contracted motor carrier. In addition, we receive legal services from Dorsey & Whitney LLP, of which Marianne D. Short, the sister of Mr. Short, is the managing partner. Information concerning the incumbent directors is below.

Director Biographies

Steven L. Polacek (Nominee with term proposed to expire in 2013)	Steven L. Polacek, 50 years old, has been a director of the company since 2007. He is senior vice president and chief financial officer of Hutchinson Technology Inc. (NASDAQ:HTCH). He was chief administrative and chief financial officer of Opus Corporation, a privately-held real estate development firm based in Minneapolis, Minnesota, from September 2005 through October 2009. He joined Deloitte & Touche LLP as a partner in 2002. Upon graduation from the University of Nebraska-Lincoln with a Bachelor of Science degree in 1982, Mr. Polacek joined Arthur Andersen & Co. and was admitted as a partner in 1993. From 1995 to 2002 he served as managing partner of the firm’s Minneapolis office. His community service has included service on the Board of Directors of Catholic Charities of the Archdioceses of St. Paul and Minneapolis, the Washburn Child Guidance Center, the Opus Foundation, and the Board of Trustees of the Academy of Holy Angels. He currently serves on the audit committee of Catholic Charities USA.

ReBecca Koenig Roloff (Nominee with term proposed to expire in 2013)	ReBecca Koenig Roloff, 55 years old, has been a director of the company since 2004. She has been the chief executive officer of the Minneapolis YWCA since May 2005. Prior to that, she was a senior vice president at American Express Financial Advisors, where she had been since 1988, serving as an executive in several field management and operations roles. Prior to joining American Express Financial Advisors, Ms. Roloff worked for The Pillsbury Company in a variety of supply chain management, marketing, and business management positions, including serving as vice president and business manager of Green Giant Fresh Vegetables. She started her career at Cargill, Inc. Ms. Roloff holds a Master of Business Administration with distinction from Harvard Business School and a Bachelor of Arts from The College of St. Catherine in St. Paul, Minnesota. She has chaired several community Board of Trustees including The Blake School in Hopkins, Minnesota, The College of St. Catherine, and The Children’s Theatre Company. She currently serves on the Board of Directors for Allina Hospitals and Clinics.

Michael W. Wickham (Nominee with term proposed to expire in 2013)	Michael W. Wickham, 63 years old, has been a director of the company since 2004. He retired as chairman of the Board of Roadway Corporation in December, 2003, where he was chairman and chief executive officer from 1996 to 2003. Prior to that, he was the president of Roadway Express, where he held a variety of management positions during his 35-year career with the company. Mr. Wickham founded and was chairman of the Board of the Motor Freight Carriers Association. He also founded and chaired American Transportation Research Institute, and is a director of Republic Services (NYSE: RSG). He has served on the Board of Directors of Children’s Hospital in Akron, Ohio and on its Foundation Board.

Robert Ezrilov (Director with term expiring in 2011)	Robert Ezrilov, 65 years old, has been a director of the company since 1995. Currently, Mr. Ezrilov is an employee of Cogel Management Company (an investment management company). From July 1997 to April 2001, he was president of Metacom, Inc. From April 1995 to July 1997, Mr. Ezrilov was self-employed as a business consultant. Prior to that, he was a partner with Arthur Andersen LLP, which he joined in 1966 after obtaining a BSB degree at the University of Minnesota. He also serves on the Board of Directors of Christopher & Banks, Inc. (NYSE: CBK), and as an advisory board member to Holiday Companies.

Wayne M. Fortun (Director with term expiring in 2011)	Wayne M. Fortun, 61 years old, has been a director of C.H. Robinson since 2001. He is president and chief executive officer of Hutchinson Technology Inc. (NASDAQ: HTCH), a world leader in precision manufacturing of suspension assemblies for disk drives. Mr. Fortun joined Hutchinson Technology Inc. in 1975 and until 1983 he held various positions in engineering, marketing, and operations. In 1983, he was elected director, president, and chief operating officer of Hutchinson Technology Inc., and in May 1996, he was appointed its chief executive officer. Mr. Fortun also serves on the Board of Directors of G&K Services, Inc. (NYSE: GKSR), and the Juran Center Executive Advisory Board.

Brian P. Short (Director with term expiring in 2011)	Brian P. Short, 60 years old, has been a director of the company since 2002. He is chief executive officer of Leamington Co., a holding company with interests in transportation, community banking, agricultural production, and real estate. Leamington operates Admiral Merchants Motor Freight, Inc., St. Paul Flight Center, Inc., First Farmers & Merchants Banks, and Benson Parking Services, Inc. Mr. Short also serves as a legal mediator and previously served as a United States Magistrate. His community service has included service on the Board of Directors of Catholic Charities, St. Joseph’s Home for Children, Saint Thomas Academy, University of St. Thomas School of Law, and William Mitchell College of Law. Mr. Short has an undergraduate degree in economics from the University of Notre Dame and is also a graduate of its law school.

James B. Stake (Director with term expiring in 2012)	James B. Stake, 57 years old, joined C.H. Robinson as a director in 2009. Mr. Stake retired from 3M Company in 2008, serving most recently as executive vice president of 3M’s Enterprise Services. He served in a variety of leadership positions at 3M Company, leading global health care, industrial, and commercial businesses ranging in size from $100 million to over $3 billion. During his career he served over 12 years of foreign assignments in Europe and South America. In addition to his career at 3M, Mr. Stake serves as a board member for Otter Tail Corporation (NASDAQ: OTTR), as a board member and chairman of the finance committee for Twin Cities Public Television, as a board member for Ativa Medical Corp., and as an adjunct professor at the University of Minnesota’s Carlson School of Management. Mr. Stake holds a Bachelor of Science from Purdue University and a Master of Business Administration from the Wharton School at the University of Pennsylvania.

John P. Wiehoff (Director with term expiring in 2012)	John P. Wiehoff, 48 years old, has been chief executive officer of C.H. Robinson since May 2002, president of the company since December 1999, a director since 2001, and became the chairman in January 2007. Previous positions with the company include senior vice president from October 1998, chief financial officer from July 1998 to December 1999, treasurer from August 1997 to June 1998, and corporate controller from 1992 to June 1998. Prior to that, Mr. Wiehoff was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Polaris Industries Inc. (NYSE: PII) and Donaldson Company, Inc., (NYSE: DSI). He holds a Bachelor of Science degree from St. John’s University.

Director Qualifications

Steven L. Polacek (Nominee with term proposed to expire in 2013)	From his tenure as chief financial officer of Opus Corporation, Mr. Polacek possesses significant financial leadership experience and skills. His accounting background enables him to provide significant advice and input concerning financial management and accounting reporting issues. Mr. Polacek meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

ReBecca Koenig Roloff (Nominee with term proposed to expire in 2013)	Ms. Roloff’s leadership positions at The Pillsbury Company, American Express Financial Advisors, and the Minneapolis YWCA provide her with extensive management and strategic planning skills. In addition, her work at The Pillsbury Company has provided her with insight into the produce sourcing business in which we engage.

Michael W. Wickham (Nominee with term proposed to expire in 2013)	Through his leadership roles at Roadway Corporation, Mr. Wickham has management and operations experience in the transportation and logistics industry in which C.H. Robinson operates. His significant and long-standing involvement in transportation-related associations provides him with industry insight. His service as a director of Roadway and of Republic, and as chairman of Roadway, has provided him with significant public company board experience.

Robert Ezrilov (Director with term expiring in 2011)	With 15 years of service on the company’s board, Mr. Ezrilov is our longest serving director and has developed a deep knowledge of our business. He also has significant management experience as a former chief executive officer and, by training and through his years of service with Arthur Andersen, LLP, he has extensive accounting experience and insight. Mr. Ezrilov meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. Mr. Ezrilov also has public company experience from his service as a director of Christopher & Banks.

Wayne M. Fortun (Director with term expiring in 2011)	Through Mr. Fortun’s long tenure with Hutchinson, including as chief executive officer and member of the board, he possesses significant leadership and strategic planning skills. Because of Hutchinson’s worldwide footprint, Mr. Fortun has broad international business experience relevant to the company’s operations. He also has public company board experience through his membership on the boards of Hutchinson and G&K.

Brian P. Short (Director with term expiring in 2011)	Mr. Short has significant executive experience and, in particular, has experience in the trucking industry through his leadership position at Admiral Merchants Motor Freight, a trucking and transportation services company. In addition, with Mr. Short’s legal background and experience, he provides extremely helpful insight into the company’s enterprise risk management areas. Mr. Short meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

James B. Stake (Director with term expiring in 2012)	Throughout his career at 3M, Mr. Stake gained extensive public company senior management experience at a large company that operates worldwide. In particular, Mr. Stake’s foreign leadership positions and his position with Enterprise Services, a shared services organization, provide valuable perspective to the company’s international operations and its information technology systems. Mr. Stake also has prior public company board experience with Otter Tail. Mr. Stake meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

John P. Wiehoff (Director with term expiring in 2012)	Mr. Wiehoff has more than 17 years with the company, including as its chief financial officer and as chief executive officer since 2002. He has deep and direct knowledge of the company’s business and operations. He also has significant public company board experience with Polaris and Donaldson.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR the election of Steven L. Polacek, ReBecca Koenig Roloff, and Michael W. Wickham as directors of C.H. Robinson Worldwide, Inc.

To elect the nominee as director, a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Annual Meeting, must vote for the election of a nominee, provided that the total number of shares of Common Stock that vote on the proposal represent a majority of the Common Stock outstanding on the record date.

BOARD OF DIRECTORS GOVERNANCE MATTERS

The Board of Directors has a policy that all directors nominated for election at the Annual Meeting are expected to attend the Annual Meeting, and all other directors are encouraged to attend.

During 2009, the Board of Directors held four meetings. Each director holding office during the year attended at least 75 percent of the aggregate of the meetings of the Board of Directors (held during the period for which he or she had been a director) and the meetings of the Committees of the Board on which he or she served (held during the period for which he or she served).

Our Board of Directors has three committees: the Audit Committee, the Governance Committee, and the Compensation Committee. Currently, members and chairs of these committees are:

Independent Directors	Audit	Compensation	Governance
Robert Ezrilov	Chair	x	x
Wayne Fortun		Chair	x
Steven Polacek	x		x
ReBecca Roloff	x	x
Brian Short	x		x
James Stake	x	x
Michael Wickham		x	Chair

Board Leadership Structure

Our Board of Directors is led by John P. Wiehoff, who has been our president since 1999 and our chief executive officer since 2002. Mr. Wiehoff joined the Board of Directors in 2001 and was appointed Chairman of the Board in 2007, upon retirement of our former Chairman of the Board.

As stated in our Corporate Governance Guidelines, the Board believes that it is important to retain flexibility in allocating the responsibilities of the offices of Chairman and of Chief Executive Officer in the manner the Board determines to be in the best interests of the company. In making the determination to appoint Mr. Wiehoff as Chairman, the Board considered numerous factors, including the perceived benefits to the decision-making process with a leader who fills both offices, the significant operating experience and qualifications of Mr. Wiehoff, the importance of in-depth C.H. Robinson knowledge to being able to optimize board leadership, the size and complexity of our business, and the significant business experience and tenure of our other directors.

The Board does not have a “lead director.” However, under our Corporate Governance Guidelines, the Chair of the Governance Committee is expected to preside at the executive sessions of the independent directors, coordinate and develop the agenda for those executive sessions, act as a liaison between the independent directors and management, and handle responses to stockholder inquiries that are directed to the independent directors. Mr. Wickham is the current Chair of the Governance Committee.

Our Corporate Governance Guidelines provide that the Chairman, in consultation with other Board members, sets the agenda for regular meetings of the Board, and the chair of each committee sets the agendas for the meetings of the applicable committee. Directors and committee members are encouraged to suggest agenda items and may raise other matters at meetings.

Risk Oversight

The Board is actively involved in the oversight of risks that could affect the company. This oversight is conducted primarily through the Audit Committee. The Audit Committee Charter establishes that one of the responsibilities of the Audit Committee is to review the risk management of the company on an annual basis. To assist it in this oversight function, the chief risk officer of the company presents a risk management update at each of the quarterly Audit Committee meetings. In addition, management and the internal audit group conduct an annual risk assessment of the company which includes interviews of various key personnel within the company and members of the audit committee. The results of the annual risk assessment are provided to and discussed with the Audit Committee. The Audit Committee provides periodic risk assessment updates to the Board and solicits input from the Board with regard to the company’s risk management practices. In addition, the Compensation Committee periodically reviews enterprise risks to ensure that the company’s compensation programs do not encourage excessive risk-taking. Additional review or reports on enterprise risks are conducted as needed or requested by the Board or the Committees.

The Audit Committee

All of our Audit Committee members are “independent” under applicable NASDAQ listing standards and Securities and Exchange Commission rules and regulations. Our Board of Directors has determined that four members of the Audit Committee, Mr. Ezrilov, Mr. Polacek, Mr. Short, and Mr. Stake, meet the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission. The Audit Committee provides assistance to the Board of Directors in fulfilling their oversight responsibilities relating to the quality and integrity of the financial reports of the company. The Audit Committee has the sole authority to appoint, review and discharge our independent auditors, and has established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls, or audit matters. In addition, among other responsibilities in the Audit Committee Charter, the Audit Committee is responsible for:

(1)	Reviewing the scope, results, timing, and costs of the audit with the company’s independent auditors and reviewing the results of the annual audit examination and any accompanying management letters;

(2)	Assessing the independence of the outside auditors on an annual basis, including receipt and review of a written report from the independent auditors regarding their independence consistent with Rule 3526 of the Public Accounting Oversight Board;

(3)	Reviewing and approving in advance the services provided by the independent auditors;

(4)	Overseeing the internal audit function;

(5)	Reviewing the company’s significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures; and

(6)	Reviewing the risk management status of the company.

The Audit Committee held four meetings during 2009. The Audit Committee has engaged Deloitte & Touche LLP as independent auditors for fiscal year 2010 and is recommending that the company’s shareholders ratify this appointment at the Annual Meeting. The report of the Audit Committee is found on page 37 of this Proxy Statement.

The Governance Committee

All members of our Governance Committee are “independent” under applicable NASDAQ listing standards. The Governance Committee serves in an advisory capacity to the Board of Directors on matters of organization and the conduct of Board activities. In addition, among other responsibilities in the Governance Committee Charter, the Governance Committee is responsible for:

(1)	Periodically reviewing and making recommendations to the Board as to the size and composition of the Board, and criteria for director nominees;

(2)	Identifying and recommending candidates for service on the Board of Directors;

(3)	Revising and recommending to the Board as to the company’s Corporate Governance Guidelines;

(4)	Leading the Board of Directors in its annual review of the performance of the Board and the Board Committees;

(5)	Recommending directors for Board Committees;

(6)	Making recommendations to the Board on whether each director is independent under all applicable requirements; and

(7)	Periodically reviewing the company’s Corporate Compliance Program with the company’s general counsel to recommend any appropriate changes to the Board.

The Governance Committee considers Board of Director nominees recommended by shareholders. The process for receiving and evaluating these nominations from shareholders is described below under the caption “Nominations.”

The Governance Committee held four meetings during 2009.

The Compensation Committee

All of our Compensation Committee members are “independent” under applicable NASDAQ listing standards, and Internal Revenue Service and Securities and Exchange Commission rules and regulations. The Compensation Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefits programs and plans, and leadership development and succession planning. In addition, among other responsibilities in the Compensation Committee Charter, the Compensation Committee is responsible for:

(1)	Reviewing corporate performance and the performance of the chief executive officer;

(2)	Determining the compensation and benefits for the chief executive officer, chief financial officer, and other named executive officers of the company;

(3)	Reviewing and approving the company’s compensation policies and practice; and

(4)	Ensuring appropriate design and administration of the company’s incentive compensation, benefit, and stock plans.

The Compensation Committee held five meetings during 2009. See “2009 Compensation Discussion and Analysis—III. Compensation Process” for a discussion of the role played by our chief executive officer in compensation decisions. The Compensation Committee report on executive compensation is found on page 32 of this Proxy Statement.

The charters for each of the Committees of the Board of Directors, our Corporate Governance Guidelines, and our company’s Code of Ethics, which are all a part of our Corporate Compliance Program, are posted under the Corporate Governance section of the Investors page of our website at www.chrobinson.com.

Shareholder Communications with Board

C.H. Robinson shareholders and other interested parties may send written communications to the Board of Directors or to any individual director by mailing it to the C.H. Robinson Worldwide, Inc. Board of Directors, c/o C.H. Robinson Corporate Secretary, 14701 Charlson Road, Eden Prairie, MN 55347. These communications will be compiled by the Secretary and periodically submitted to the Board or individual director.

Nominations

The Governance Committee considers director nominee recommendations from a wide variety of sources, including members of the Board of Directors, business contacts, community leaders, and members of management. The Governance Committee will also consider shareholder recommendations for director nominees. The Governance Committee may also engage search firms to assist in the director recruitment process.

The Governance Committee determines the selection criteria and qualifications of director nominees based upon the needs of the company at the time nominees are considered. The Board of Directors believes that the directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of the company’s shareholders. Preferred qualifications also include current or recent experience as a chief executive officer or expertise in a particular business discipline. Directors should be able to provide insights and practical wisdom based on their experience and expertise. While the company does not have a policy regarding the consideration of diversity in identifying director nominees, the company’s Corporate Governance Guidelines provide, and the Governance Committee believes, that creating a board with a diversity of talent, experience, accomplishments, and perspectives is in the best interests of the company and our shareholders. The company is committed to considering candidates for the Board regardless of gender, ethnicity, and national origin. Any search firm retained to assist the Governance Committee in seeking director candidates will be instructed to consider these commitments.

Shareholders who wish to recommend individuals for consideration by the Governance Committee to become nominees for election to our Board of Directors may do so by submitting a written recommendation to the Governance Committee, c/o Corporate Secretary, 14701 Charlson Road, Eden Prairie, Minnesota 55347. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history, and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Governance Committee and to serve if elected by the Board of Directors or our shareholders, as applicable. Alternatively, shareholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in our Bylaws, any applicable rules and regulations of the Securities and Exchange Commission, and any applicable laws, as summarized below.

Shareholders wishing to directly nominate a director candidate must give written notice to the company’s Corporate Secretary, either by personal delivery or by United States mail, postage prepaid, at the following address: 14701 Charlson Road, Eden Prairie, MN 55347. The shareholder’s notice must be received by the Secretary not later than (a) 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, or (b) the close of business on the tenth day following the date on which notice of a special meeting of shareholders for election of directors is first given to shareholders. The shareholder’s notice must include all information relating to each person whom the shareholder proposes to nominate that is required to be disclosed under applicable Securities and Exchange Commission rules and regulations. This must include a written consent of the proposed nominee, agreeing to serving as a director if elected. The shareholder’s notice must also include:

(1)	The name and address of the shareholder making the nomination;

(2)	The number of C.H. Robinson shares entitled to vote at the meeting held by the shareholder;

(3)	A representation that the shareholder is a holder of record of C.H. Robinson stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

(4)	A description of all arrangements or understandings between the shareholder and each nominee.

The Governance Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Committee. A member of the Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific need of the Board of Directors and who would otherwise best make a contribution to the Board of Directors. Based on the information the Governance Committee learns during this process, it determines which nominee(s) to recommend to the Board of Directors to submit for election. The Governance Committee uses the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the Governance Committee by any shareholder for the 2010 Annual Meeting. Any shareholder interested in presenting a nomination for consideration by the Governance Committee prior to the 2011 Annual Meeting should do so as early as possible to provide adequate time to consider the nominee and comply with our Bylaws.

Compensation of Directors

In 2009, each independent director of C.H. Robinson was paid an annual retainer of $60,000 and no meeting fees. The Audit Committee chair received an additional annual retainer of $10,000, and the chairs of the Governance and Compensation Committees each received an additional annual retainer of $5,000. Other members of the Audit Committee received an additional annual retainer of $5,000, and other members of the Governance and Compensation Committees received additional annual retainers of $2,500. Retainers are paid in quarterly installments, at the end of each calendar quarter. Before the retainers are earned, the directors may elect to receive all or a portion of their retainers in cash, stock, or restricted stock units that are immediately vested and are payable to the directors after their service on the Board of Directors has ended.

Directors are required to own a minimum of five times their annual board retainer in company stock no later than five years after joining the Board of Directors. In 2009, the Board of Directors granted each director a fully vested restricted stock unit award valued at $50,000, deliverable after leaving the Board of Directors. C.H. Robinson also reimburses non-employee directors for reasonable expenses incurred in attending Board of Directors meetings and for expenses incurred in obtaining continuing education related to service on our Board of Directors.

Directors who are also employees of C.H. Robinson are not separately compensated for being a member of the Board of Directors.

Director Compensation Table

Name	Total	Fees Earned or Paid in Cash (1)		(2) Stock Awards	Option Awards	Non-Stock Incentive Plan Compensation	All Other Compensation
Robert Ezrilov	$125,000	$75,000		$50,000	0	0	0
Wayne M. Fortun	117,500	67,500		50,000	0	0	0
Brian P. Short	117,500	67,500	(3)	50,000	0	0	0
Michael W. Wickham	117,500	67,500	(4)	50,000	0	0	0
ReBecca Koenig Roloff	117,500	67,500	(5)	50,000	0	0	0
Steven L. Polacek	110,000	60,000	(6)	50,000	0	0	0
James B. Stake	110,000	60,000	(7)	50,000	0	0	0

(1)	All of the fees are paid in cash unless otherwise designated.

(2)	The dollar value in this column was awarded as fully vested restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed to the director after their board membership terminates.

(3)	Mr. Short has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after he terminates board membership.

(4)	Mr. Wickham has elected to receive one half of the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after he terminates board membership.

(5)	Ms. Roloff has elected to receive the dollar value of these fees in restricted stock units of the company. Shares equal to the number of restricted stock units will be distributed after she terminates board membership.

(6)	Mr. Polacek has elected to receive his board annual retainer in restricted stock units of the company. He has elected to receive the dollar value of his committee fees in unrestricted common shares of the company.

(7)	Mr. Stake has elected to receive his board annual retainer in restricted stock units of the company. He has elected to receive the dollar value of his committee fees in unrestricted common shares of the company.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Wayne M. Fortun, Robert Ezrilov, ReBecca Koenig Roloff, Michael W. Wickham, and James B. Stake. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

PROPOSAL TWO: APPROVAL OF THE C.H. ROBINSON WORLDWIDE, INC.

2010 NON-EQUITY INCENTIVE PLAN

GENERAL

Annual incentive compensation is an integral part of our compensation program. As we explained in the 2009 Compensation Discussion and Analysis portion of this Proxy Statement, the company continually strives to keep our executive compensation aligned with corporate performance objectives and the interests of our shareholders. In February 2010, our Board of Directors adopted the C.H. Robinson Worldwide 2010 Non-Equity Incentive Plan (the “2010 Plan”) so that we can continue to provide a competitive annual incentive compensation opportunity in order to attract and retain key employees. The 2010 Plan is designed to reward executive officers and key employees only if specific, objective, predetermined performance goals are achieved during a performance period.

Subject to shareholder approval, the 2010 Plan is designed so that compensation paid to certain designated executives under the 2010 Plan will be tax deductible by the company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code generally limits to $1,000,000 the amount that a company can deduct each year for compensation paid to its chief executive officer and four other most highly compensated executive officers (sometimes referred to as “162(m) officers,” and as “designated executives” in this proposal). However, “qualified performance-based compensation” is not subject to this deductibility limit. The 2010 Plan contains provisions that are necessary for the incentive payments made to designated executives under the 2010 Plan to qualify as performance-based compensation. This includes the requirement that C.H. Robinson’s shareholders approve the business criteria the performance goals are based upon, and a limit on the maximum amount that may be paid to a designated executive for any performance period.

In accordance with the requirements of Section 162(m) of the Code, the 2010 Plan is being presented to shareholders for their approval. If the shareholders approve the 2010 Plan, all incentive payments to designated executives under the 2010 Plan will be deductible under Section 162(m) of the Code for the next five fiscal years.

The complete text of the 2010 Plan is attached as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

SUMMARY OF THE 2010 PLAN

Eligibility

Participation in the 2010 Plan is limited to executive officers and other key employees selected by the Compensation Committee. As of the date of this Proxy Statement, seventeen employees have been selected to participate in the 2010 Plan, including all of our executive officers.

Administration

The 2010 Plan is administered by the Compensation Committee, which consists solely of “outside directors” within the meaning of Section 162(m) of the Code. On or prior to the earlier of the 90th day of each performance period or the date which is 25% of the applicable performance period under the 2010 Plan, the Compensation Committee must designate the 162 (m) officers and other participants, set the performance factors and the award schedules for the applicable performance period, and determine the other terms and conditions of the awards. Under the 2010 Plan, the Compensation Committee is required to certify that the applicable performance factors have been met prior to payment of the awards. The Compensation Committee also has the authority to interpret the 2010 Plan and establish rules and make any determinations for the administration of the 2010 Plan.

The Compensation Committee may delegate any of its powers and duties under the 2010 Plan to one or more of the company’s officers or a committee of such officers, unless such delegation would cause the 2010 Plan to fail to comply with the provisions of Section 162(m) of the Code. The Compensation Committee may not delegate its power to make determinations regarding awards for executive officers.

Determination of Incentive Awards and Payment

Awards granted to participants under the 2010 Plan are specified as a dollar amount or percentage, as determined by the Compensation Committee. The right to receive payment of any award will be based solely on the attainment of one or more specific, objective, predetermined performance factors selected by the Compensation Committee within the earlier of the first 90 days of a performance period or the date which is 25% of the applicable performance period. For the 162(m) officers, performance factors will be based solely on one or more of the following business criteria: sales values, margins, volume, cash flow, stock price, market share, revenue, sales, earnings per share, profits, income from operations, earnings before interest expense and taxes, earnings before interest expense, interest income and taxes, earnings before interest expense, taxes, and depreciation and/or amortization, earnings before interest expense, interest income, taxes, and depreciation and/or amortization, pre-tax income, pre-tax income before any expenses related to the 2010 Plan, return on equity or costs, return on invested or average capital employed, economic value, or cumulative total return to shareholders of profit centers, or the company as a whole. Under the 2010 Plan, the Compensation Committee may designate other performance criteria for awards to participants who are not 162(m) officers of C.H. Robinson.

The maximum amount of an incentive payment that may be paid to any participant as part of to the 2010 Plan, for any performance period, may not exceed 2 percent of the company’s pre-tax income, as reported in the company’s audited financial statement for the prior fiscal year. Once awards have been granted, the Compensation Committee may not increase the payment to any 162(m) officer for any performance period, but has discretion to reduce the amount of an incentive payment that would otherwise be payable if the performance criteria have been met. The Compensation Committee has the discretion to increase or decrease the amount of any incentive payment otherwise payable to any participant who is not a 162(m) officer.

Participants will receive all of their incentive payment in the form of cash. Participants may also elect to defer any cash incentive payments in accordance with an available deferred compensation plan.

Amendment and Termination

The C.H. Robinson Board of Directors may amend, alter, suspend, discontinue, or terminate the 2010 Plan, without the approval of the shareholders of the company. However, no such amendment, alteration, suspension, discontinuation or termination shall be made that would violate the rules or regulations of the National Association of Securities Dealers, Inc. that are applicable to the company. The 2010 Plan will terminate by its terms on December 31, 2015. No awards may be granted under the 2010 Plan after it terminates, but outstanding awards may extend beyond termination unless otherwise expressly provided in the 2010 Plan.

Federal Tax Consequences

The amount of any cash received in connection with the 2010 Plan is taxable as ordinary income to a participant. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, compensation paid under the 2010 Plan is “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the company will be entitled to a corresponding tax deduction at the time a participant recognizes ordinary income from the 2010 Plan.

NEW PLAN BENEFITS

The amounts that 162(m) officers and other management employees of the company will receive under the 2010 Plan, if the plan is approved by the shareholders, are not presently determinable. The amounts shown below are the benefits that would be received by the participants based on the company’s 2009 performance if the 2010 Plan had been in effect in 2009.

Given that the amounts actually received by participants under the 2010 Plan will depend on the company’s future performance, the amounts presented below are for illustrative purposes only. Actual payouts under the 2010 Plan, if any, are likely to be different from those presented. In addition, the Compensation Committee reserves the right to reduce the amount of any award otherwise payable to a 162(m) officer under the 2010 Plan. The performance factors recommended for the 2010 Plan are the same as the prior plan, so changes in the prospective benefits paid are the result of changes in the participants and their respective compensation awards.

Name and Position	Dollar Value (1)
John P. Wiehoff	$1,322,975
All Other Participants under the 2010 Plan, as a Group	4,425,405
All Current Directors Who Are Not Executive Officers, as a Group	0
All Employees Who Are Not Executive Officers, as a Group	0

(1)	Based on application of 2010 performance factors to company’s 2009 performance against award schedules.

BOARD VOTING RECOMMENDATION

The Board of Directors adopted the 2010 Plan. The vote required to approve the 2010 Plan is a majority of the common stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that the total number of shares that vote on the proposal represents a majority of the shares outstanding on the record date.

The Board of Directors recommends a vote FOR the approval of the C.H. Robinson Worldwide, Inc. 2010 Non-Equity Incentive Plan.

2009 COMPENSATION DISCUSSION AND ANALYSIS

I. Compensation Philosophy

Performance-based compensation and alignment of individual, company, and shareholder goals are integral components of C.H. Robinson’s company culture and management approach. Within our branch network, our sales employees and managers are paid in large part based on the profitability of their branch. Approximately 3,000 employees, or 40 percent of our total employees, hold equity they received through our Omnibus Stock Plan, which promotes long-term ownership and aligns them with our company-wide performance goals.

C.H. Robinson, with guidance and oversight from our Compensation Committee, has adopted an executive compensation philosophy that is intended to be consistent with our overall compensation approach and to achieve the following basic goals:

(1)	Provide a level of total compensation necessary to attract, retain, and motivate high quality executives;

(2)	Provide incentive compensation aligned with company earnings at various levels;

(3)	Emphasize team and company performance;

(4)	Balance incentive compensation to achieve both short-term and long-term profitability and growth; and

(5)	Encourage executives to make long-term career commitments to C.H. Robinson and our shareholders.

Compensation decisions regarding individual executives are based on factors including individual performance, level of responsibility, unique skills of the executive, and demands of the position.

II. Elements of Compensation

Base salary

Annual base salary is designed to compensate our executives for sustained performance as part of a total compensation package necessary to attract, retain, and motivate high quality executives. The base salary is intended to provide a minimum level of fixed compensation. While we strive to provide a fair base salary and benefits, our compensation philosophy allocates a significant portion of compensation to incentive, performance-based compensation.

Base salaries are reviewed annually but are not adjusted frequently. Annual compensation adjustments are more often made through adjustments to incentive compensation, which is variable based on our profitability. The salary column of the Summary Compensation Table below contains the annual base salary earned for 2009 for each of the executive officers named in this proxy.

Non-Equity Incentive Plan Compensation (“incentive compensation”)

C.H. Robinson incentive compensation is designed to reward our executives for maintaining and growing C.H. Robinson’s earnings. Our incentive compensation rewards executives for corporate performance and aligns their interests with those of our shareholders. We reward executives based on our pre-tax earnings. In order to emphasize the importance of company profitability as a measure of executive performance, approximately 57 percent of the total cash compensation earned by our executives in 2009 was non-equity incentive compensation.

Over 65 percent of our employees have incentive compensation based on the profits of their branch. Consistent with that performance-based approach, and given their broader responsibilities, our chief executive officer’s and chief financial officer’s incentive compensation is based on overall company pre-tax income before deducting the expense of the executive non-equity incentive award compensation (“adjusted pre-tax income”). Incentive compensation for the other named executive officers is based on the adjusted pre-tax income of the group of branches they supervise. The Compensation Committee approves an incentive compensation award for each named executive officer prior to the beginning of the calendar year. Incentive compensation is calculated based on each executive’s individual incentive award. Each award pays varying percentages of adjusted pre-tax income based upon either various ranges of adjusted pre-tax income of the company, or the group of branches they supervise. Incentive compensation begins with the first dollar of profitability and grows as our profits grow. Our incentive compensation program distributes incentive compensation across various levels of actual profitability and is not based on achievement of pre-established targets.

While the basic philosophy for calculating incentive compensation is the same for all executives, each executive has an individual annual incentive compensation award. Individual incentive compensation opportunity is determined based on the executive’s role, responsibilities, and performance. These compensation awards are reviewed annually. Total compensation is periodically compared to various executive compensation surveys.

The executive incentive compensation awards allow executives to receive a portion of their incentive compensation in semi-monthly bonus payments. The maximum amount an executive could elect to receive in semi-monthly bonus payments in 2009 is the sum of the executive’s 2009 salary plus the amount of their projected 2009 bonus (based on the executive’s annual incentive compensation award) multiplied by 60 percent less the executive’s base salary, then divided by 24 (the number of semi-monthly pay periods in the year). Executives were required to make their 2009 semi-monthly bonus payment election before December 31, 2008 and were not allowed to make changes in their elections thereafter. The payments are considered compensation and are not subject to forfeiture, even if the amount is not earned based on the executive’s annual compensation award. The Compensation Committee can suspend the semi-monthly payments to an executive during the year. This approach is consistent with branch employee and manager incentive compensation. The incentive compensation amounts for 2009 exceeded the semi-monthly bonus payments for all the named executive officers. In limited circumstances, portions of these incentives may be guaranteed for some periods due to role transition or other subjective factors. The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below contains the 2009 annual incentive compensation earned for each of the executive officers named in this proxy.

Equity

We use equity awards as our primary tool for aligning our executives with long term shareholder interests, rewarding them for the achievement of overall company performance, and retaining our executives. We believe these awards are an integral component of meeting our compensation goals as outlined in our compensation philosophy above. Our shareholder-approved Omnibus Stock Plan is designed to give us flexibility to achieve these objectives. It allows us to grant stock options, restricted stock, restricted stock units, and other types of equity based compensation. Officers, other employees, trusts for the benefit of employees, consultants, and eligible independent contractors of C.H. Robinson may receive equity awards. The amount of awards is determined based on the participant’s role, performance, and total compensation.

Restricted Stock

In 2003, we began periodically issuing performance based restricted stock and restricted stock units as our primary equity awards. We believe these awards are an effective tool for creating long term ownership and aligning our employees’ interests with those of our shareholders. Prior to 2003, we used restricted stock grants occasionally, including a grant in 2000 of 338,984 shares to Mr. Wiehoff that vests in equal annual installments over 15 years.

For most of our restricted stock and unit awards, restricted shares and units are available to vest for up to five calendar years, based on company performance. The vesting is based on the achievement of our long-term growth goal of 15 percent annual growth for operating income and earnings per share. The vesting percentage for each year is equal to the average of the year–over–year percentage growth in income from operations and diluted net income per share plus five percent. Therefore, if we reach our long term growth goals in each year during that five year period, our restricted stock and units will be fully vested by the end of the fifth year. Any shares or units that are unvested at the end of the five years are forfeited back to the company.

Some restricted stock awards were granted in multi-year cycles. During 2009, management recommended to the Compensation Committee to change to annual equity grants for all recipients. This change aligns the frequency and administration of leader awards with key employee awards and improves our flexibility to annually match award size to role and performance. Our executives and other certain management employees received restricted stock awards in 2003, 2005, 2008, and 2009 with vesting commencing in 2003, 2006, 2009, and 2010 respectively. Restricted shares granted to active employees of this group are in the Deferred Compensation Plan.

Due to our strong performance during 2003, 2004, and 2005, the 2003 restricted stock awards fully vested in three years. The vesting percentage based on the formula above was 23, 32, and 45 percent, respectively. Restricted shares granted in 2005 are available to vest over five calendar years, beginning in 2006. These shares vested 35 percent in 2006, 27 percent in 2007, 17 percent in 2008, and 7 percent in 2009 based on this formula. Restricted shares granted in 2008 are available to vest over five calendar years, beginning in 2009. These shares vested 7 percent in 2009. Restricted shares granted in 2009 are available to vest over five calendar years, beginning in 2010.

The stock award column of the Summary Compensation Table contains the fair value for financial reporting purposes of the restricted stock granted for each of the named executive officers. Details regarding these awards for the named executive officers can be found in the Grants of Performance Based Awards table.

For our executives, delivery of the vested shares for the 2003 award, which are held in the Deferred Compensation Plan, begins six months after termination of employment, and the shares are delivered in five equal annual installments. For the 2005, 2008, and 2009 awards, delivery of the vested shares occurs on the earlier of two years after termination or January 2013, January 2016 and January 2017, respectively. However, the executives were allowed the option to elect different delivery of the vested shares. The specific choice for delivery was made by the named executive officer before the restricted shares began vesting and can be found in the footnotes to the Summary Compensation Table.

Dividends are paid to participants in cash on all restricted shares, vested or unvested, except Mr. Wiehoff’s 2000 restricted stock award, which uses the dividends to purchase additional shares. The dividends paid to participants on restricted shares are considered wages by the Internal Revenue Service until the shares are delivered to the participant. Dividends paid on unvested restricted equity awards for the last three years for the named executive officers are in the Dividends Paid on Restricted Shares of Stock footnote below.

The fair value of each share-based payment award is established on the date of grant. For grants of restricted shares and restricted units, the fair value is established based on the market price on the date of the grant, discounted for post-vesting holding restrictions. The discount of 12 percent for both 2003 and 2005 grants, 22 percent for the 2008 grant, and 21 percent for the 2009 grant was calculated using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends. The fair value of restricted stock and units is expensed as they vest.

Stock Options

C.H. Robinson awarded stock options from 1997 to 2003. After receiving Board approval for the grants, the grant date for those awards was based on the date the company finalized the list of recipients and amounts of awards. The strike price for the options was based on the closing price on the grant date. Our Omnibus Stock Plan allows the grant of both incentive stock options intended to qualify for preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and nonqualified stock options that do not qualify for such treatment. In order to encourage option exercises and share ownership, these grants permitted the exercise of options using shares of our common stock to pay the exercise price and withholding taxes, if any. Upon such exercise, we grant the employee a restoration stock option (commonly referred to as a reload option) for the number of shares surrendered. Restoration options are non-qualified options, exercisable at the then-current market price for the remainder of the original option’s term. Additional restoration options are not granted upon the exercise of restoration options. The shareholder-approved 2005 Omnibus Plan amendment eliminates the ability to grant restoration stock options upon the exercise of stock options granted after May 19, 2005 (the effective date of the amendment). Other than restoration options, all employee options granted vested 25 percent annually, beginning on the second anniversary date of the option grant, and are available to be exercised for up to 10 years from the date of grant. Options can only be exercised while the executive officer is an employee or subject to a non-competition agreement.

During 2009, there were no stock option grants issued by the company, other than the grant of restoration options. The option awards column of the Summary Compensation Table contains the fair value of the restoration options granted to each of the named executive officers as well as the fair value for the options that vested during 2007, 2008, and 2009. The fair value was calculated as of the grant date using the Black-Scholes option pricing model. The determination of the fair value of share-based awards is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate, and expected dividends.

Equity Plan Acceleration

We do not have a cash separation pay plan for any employees, including executives. The Compensation Committee has the discretion to accelerate vesting of restricted share and unit awards made during 2003 through

2007 in the case of a change-in-control of the company. Vesting of Mr. Wiehoff’s 2000 restricted share award explicitly cannot change for any reason, including a change in control. These plan characteristics are intended to align participant interests with shareholder interests.

The 2008 and 2009 U.S. Management Restricted Stock agreements include provisions to accelerate vesting for change in control, death, or disability for certain management and executive awardees. Additionally, the agreement allows for vesting two years post employment if the employee adheres to their management employee agreement (see “Employment Agreements” below). Post employment vesting provides protections to the company, our employees, customers, and suppliers. This is the only separation post termination compensation agreement for managers or executives.

The 2008 and 2009 U.S. and non-U.S. Restricted Stock Unit Program agreements and 2009 France Restricted Stock Unit Program agreement also includes the provision for accelerated vesting in the case of death or disability.

Stock Ownership Requirements

In order to ensure alignment with our shareholders, the Compensation Committee has established stock ownership requirements for our officers. The Committee believes that linking a significant portion of the executive officer’s personal holdings to the company’s success, as reflected in the stock price, provides officers a stake similar to that of our shareholders. Therefore, executive officers are expected to acquire and hold a significant amount of C.H. Robinson stock. The Committee has established stock ownership requirements based on all shares of company stock owned by an executive officer, including vested stock options, stock obtained in the company 401k Plan, vested and unvested restricted stock and restricted stock units, deferred stock units or shares, and stock beneficially owned by the officer, including owned in a trust, by a spouse, or dependent children for our executive officers as follows:

•	chief executive officer: ten times base salary

•	senior vice presidents: seven and a half times base salary

•	other executive officers: three times base salary

New officers are expected to meet their ownership requirement within five years of being named an executive officer. As of the end of 2009, all the executive officers had met their ownership requirements.

Employment Agreements

C.H. Robinson uses employment agreements to protect us from former employees soliciting our employees, customers, and suppliers. All employees sign agreements acknowledging their understanding of company policies and committing to confidentiality. Additionally, incentive-eligible sales employees sign an agreement with a more specific non-solicitation clause. Certain restricted stock grant recipients, including all executives, sign a management employment agreement that includes a more restrictive non-competition and non-solicitation covenant. These agreements do not commit to post-termination compensation. The company does not have severance plan commitments to any employees, except for the continued vesting provision listed above in the equity award acceleration section which applies to certain manager and executive 2008 and 2009 restricted stock awardees.

Employee 401(k) Retirement Plan

We believe that saving for retirement is important for our employees. C.H. Robinson maintains a 401(k) retirement plan that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. Our U.S. employees are eligible to contribute up to 50 percent of their cash compensation to the 401(k) plan, subject to Internal Revenue Service limitations. To support our compensation objectives, the company currently matches

100 percent of the first 4 percent of compensation that employees contribute to the plan during the year. In addition, the company has historically made a profit sharing contribution to the 401(k) plan for eligible employees, including those who do not contribute to the 401(k) plan. For 2009, the company contributed an additional 3 percent of every eligible employee’s cash compensation into his or her account in the plan, for a total of 7 percent for those employees also contributing at least 4 percent of their cash compensation to the plan. Employees control their investment decisions for money in their 401(k) plans. Investment in company stock is one of the investment options. There are no requirements to hold any amount of company stock in the 401(k) plan, nor are there any restrictions on changing an investment election from company stock to another investment choice. Employees may not transfer balances from other investments into company stock.

Employees of our U.S. companies who regularly work more than 20 hours per week become eligible for the 401(k) match on the first day of the month following 30 days of employment. Most employees of our U.S. companies become eligible for the profit sharing contribution on the first January 1 or July 1 after one year of continuous service. Eligible employees who are employed at the end of each year are awarded a percentage of their eligible cash compensation. Management recommends the contribution percentage to the Board of Directors annually, based on the company’s financial performance. The Board of Directors determines the final contribution percentage. This award is placed into the 401(k) plan as a profit sharing contribution. The “Registrant Contributions to Defined Contributions” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Stock Purchase Plan (ESPP)

Because we believe in aligning employee interests with our shareholders and our long-term company performance, C.H. Robinson maintains an employee stock purchase plan (ESPP) that meets the requirements of an ERISA qualified plan and the Internal Revenue Code. At the end of each quarter, dollars contributed to the plan by employees are used to purchase shares of C.H. Robinson stock from the company. The employees pay 85 percent of the closing price for our company’s stock on the last day of the quarter. The shares are placed into a brokerage account shortly after the end of each quarter and are available for sale by the employees as soon as the shares are in the account.

Eligible employees can set aside up to 10 percent of their compensation but no more than $10,000 during any calendar year for ESPP purchases. Employees who regularly work more than 20 hours per week become eligible to contribute money to the employee stock purchase plan on the first January 1 or July 1 after one year of continuous service. Eligible employees can change their contribution election on a quarterly basis. The “Discounted Securities Purchases” column of the Supplemental All Other Compensation Table lists the company contributions for each of the named executive officers.

Employee Health and Welfare Benefits

To support our goal to provide competitive compensation and benefits, the company sponsors a number of health and welfare benefit plans for our employees; health, dental, vision; flexible medical and dependent care spending; short term disability and long term disability; life insurance; and holiday and vacation time. Where applicable, plans meet the qualified plan requirements of ERISA and Internal Revenue Code.

Officer-Only Benefit Plans

C.H. Robinson places a high value on all roles throughout our company and on consistency of culture and management approach. For that reason, we provide our executives and managers with unique perquisites and compensation plans only where doing so is essential to our goal to attract and retain high quality executives and managers. The only executive specific perquisites in 2009 were:

(1)	Annual reimbursement for company approved tax and estate planning services up to $5,000.

(2)	Executive Life Insurance Policy. This death benefit of one-times annual cash compensation plus $500,000, not to exceed $800,000, is only a perquisite for executives with annual cash compensation of less than $800,000 since the standard employee benefit is one-times annual cash compensation.

(3)	The company pays withholding taxes for the executive life insurance and executive tax programs described above.

(4)	Eligibility for Non-Qualified Deferred Compensation Plan. This plan allows officers to defer salary or incentive cash awards into the plan. The deferral and distribution elections are designed to meet the requirements of Internal Revenue Code Section 409A so as to defer taxation to the executive until the assets are transferred from the plan to the officer. In addition, this plan holds restricted stock awards made to officers and certain other managers of the company. The restricted shares remain in this plan until delivered to the recipient. Dividends on undelivered performance based restricted awards are paid to the participants through our company’s payroll system. Dividends on Mr. Wiehoff’s time based restricted award are paid into this plan and used to purchase fully vested shares of company stock which are delivered after termination of employment.

(5)	Effective December, 2008, the company allows personal use of the corporate aircraft by the chief executive officer for up to 30 hours per year provided he reimburses the company at the higher of the appropriate Internal Revenue Service established Standard Industry Fare Level rates or the incremental costs of the personal use. During 2009, Mr. Wiehoff had 2.6 hours of personal use of the corporate aircraft.

The “Supplemental All Other Compensation” table contains information about each of the officer-only benefits for each of the executive officers named in this proxy.

III. Compensation Process

The Compensation Committee

The Compensation Committee is responsible for assisting the Board of Directors in:

(1)	Reviewing the performance of the chief executive officer;

(2)	Determining the compensation and benefits for the chief executive officer, chief financial officer, and other named executive officers of the company;

(3)	Reviewing and approving the company’s compensation policies and practice; and

(4)	Ensuring appropriate design and administration of the company’s incentive compensation, benefit, and stock plans.

The Compensation Committee held four meetings during 2009. The Compensation Committee report on executive compensation is found on page 32 of this Proxy Statement.

Cash Compensation

Prior to the beginning of each calendar year, our chief executive officer presents to the Compensation Committee his recommendations on cash compensation for the company’s executive officers reporting to him, including each of the other named executive officers. Mr. Wiehoff does not make a recommendation on his own compensation. The Compensation Committee determines the chairman and chief executive officer’s compensation, as well as approves the compensation for the other named executive officers. Periodically, as part of the compensation design process, the Compensation Committee consults independent experts. In 2005 and 2007, the Compensation Committee engaged Towers Perrin, a nationally recognized and reputable executive compensation consulting firm, to present various compensation surveys to the Compensation Committee in preparation for executive compensation decisions. The surveys included the compensation elements of salary, incentive compensation, and equity compensation, both separately and combined. The report included general industry surveys, customized surveys of transportation companies done by many compensation consulting firms, and proxy data from trucking, transportation, services, and Minnesota-based companies. Since there is not an evident group of peer companies, these surveys were averaged to determine reference points. Towers Perrin provided the survey data and explained the data and reports to the Committee. The data was used to determine the market reference points for our chief executive officer, chief financial officer, and other executive officers, for consideration when determining their total cash and total direct compensation. We believe that conducting the study every two or three years is sufficient given the compensation philosophy which weighs other factors such as performance, responsibilities, position tenure, and experience more heavily than market comparisons when setting compensation plans.

Equity Compensation

C.H. Robinson has consistently issued equity compensation awards since its initial public offering in October of 1997. Prior to November 2003, the company awarded stock options. There were option grants made on the day of the initial public offering and during each of the first quarters of 1999 through 2003. The strike price for these options was based on the grant date closing market price of the company’s stock. The grant date was determined when the company finalized the list of recipients and amount of awards. In addition we made a small number of option grants when hiring experienced people. The strike price for these options was the closing market price of the company’s stock on the first date of employment. In 2003 we moved to performance based restricted share and unit awards.

Our chief executive officer presents equity recommendations to the Compensation Committee for our executive officers, excluding himself. A schedule of proposed award values for all other employees is also presented to the Compensation Committee. The Compensation Committee determines the chairman and chief executive officer’s equity award value. The Compensation Committee approves the award levels for each of the executive officers and approves the equity to be granted to all other recipients. The grant date of awards for all employees, including the executive officers, is the date of Compensation Committee approval. For grants of restricted shares and restricted units, the fair value is established based on the market price on the date of the grant, discounted for post-vesting holding restrictions. The number of shares granted to executives is determined by dividing the award value by the grant date closing market price of the company’s stock, rounded up to the nearest ten shares. For all other participants, the number of shares granted is determined by dividing the award value by the grant date closing market price of the company’s stock, rounded up to the nearest share.

IV. Named Executive Compensation

Chairman and Chief Executive Officer Performance Evaluation and Compensation

John P. Wiehoff, President and Chief Executive Officer

The Compensation Committee annually conducts an evaluation of the chairman and chief executive officer’s performance. Based on this evaluation, the Compensation Committee determines base salary, incentive compensation, and equity compensation of the chairman and chief executive officer.

The Compensation Committee set John P. Wiehoff’s base salary at $400,000 in 2007, 2008, and 2009. As described above, base salaries are reviewed but not necessarily adjusted annually. In 2009, Mr. Wiehoff earned non-equity incentive compensation of $1,322,975 which was paid in cash on January 29, 2010. The amount was calculated based on his annual incentive compensation award, as described in Section II above. Mr. Wiehoff’s incentive compensation award awarded compensation for achieving adjusted earnings in certain ranges. The growth in 2009 incentive compensation compared to 2008 was primarily the result of an increase of approximately 2 percent in our company’s adjusted pre-tax income in 2009 compared to 2008. The table below shows how Mr. Wiehoff’s non-equity incentive compensation would have varied at other levels of 2009 adjusted pre-tax income growth or decline compared to 2008.

Incentive Compensation and Adjusted Pre-Tax Income Variance: John P. Wiehoff

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$1,121,174	$1,191,248	$1,240,881	$1,284,748	$1,313,945	$1,356,285	$1,414,679	$1,473,074	$1,531,028

Mr. Wiehoff was granted 120,000 restricted shares during 2005, 101,510 restricted shares during 2008, and 27,470 during 2009 pursuant to the Omnibus Stock Plan. Restricted shares granted in 2005, 2008 and 2009 are in the Deferred Compensation Plan and are available to vest over five calendar years, beginning in 2006, 2009 and 2010, respectively. As described in Section II above, the vesting percentage for each year is equal to the average of the year–over-year percentage growth in income from operations and diluted net income per share, plus five percent. Any shares that are unvested at the end of the five years are forfeited back to the company. Restricted shares granted in 2005 vested 35 percent in 2006, 27 percent in 2007, 17 percent in 2008, and 7 percent in 2009 based on this formula. Restricted shares granted in 2008 vested 7 percent in 2009 based on this formula. Mr. Wiehoff was also granted restricted shares in 2003. These shares are in the Deferred Compensation Plan and are fully vested. Based on the same formula, the vesting percentage was 23, 32, and 45 percent respectively for the three vesting years of the 2003 restricted stock award. The award granted in 2009 is eligible to begin vesting in 2010.

Other Named Executive Officers Performance Evaluation and Compensation

Each of the other named executive officers is paid the same types of compensation elements as the chairman and chief executive officer. The determination of the other named executive officers’ 2009 base salary, incentive compensation award, and equity compensation followed the policies explained above for executive compensation. Each member of this group is evaluated and their compensation is based on a number of different factors including, but not limited to, the following:

(1)	Title, role, and relative experience;

(2)	Tenure in their position;

(3)	Individual performance;

(4)	Financial performance of the company as a whole;

(5)	Financial performance of the branches supervised, where applicable.

Chad M. Lindbloom, Senior Vice President and Chief Financial Officer

During 2009, Chad M. Lindbloom’s base salary remained the same as in 2008, at $260,000. As described above, base salaries are reviewed periodically but not necessarily adjusted annually. Mr. Lindbloom elected to receive semi-monthly bonus payments during 2009. He earned non-equity incentive compensation of $374,380 for 2009; $130,000 was paid in semi-monthly bonus payments and the balance was paid in cash on January 29, 2010. Mr. Lindbloom’s incentive compensation award compensated him for achieving adjusted earnings in certain ranges. The growth in 2009 incentive compensation compared to 2008 was primarily the result of an increase of approximately 2 percent in our company’s adjusted earnings in 2009 compared to 2008. The table below shows how Mr. Lindbloom’s non-equity incentive compensation would have varied at other levels of 2009 adjusted pre-tax income growth or decline compared to 2008.

Incentive Compensation and Adjusted Pre-Tax Income Variance: Chad M. Lindbloom

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$280,294	$297,812	$320,440	$343,798	$367,156	$390,514	$413,872	$432,922	$450,440

Mr. Lindbloom was granted 45,000 restricted shares during 2005, 38,290 restricted shares during 2008, and 10,360 during 2009 pursuant to the Omnibus Stock Plan.

James P. Lemke, Senior Vice President, Produce

During 2009, James P. Lemke’s base salary was $200,000 which increased from $175,000 in 2008 to level his base salary with other business line senior vice presidents. Mr. Lemke elected to receive semi-monthly bonus payments during 2009. He earned non-equity incentive compensation of $492,809 in 2009; $208,000 was paid in semi-monthly bonus payments and the balance was paid in cash on January 29, 2010. Mr. Lemke’s non-equity incentive compensation was based on the adjusted earnings of the branches he supervised. The growth in 2009 incentive compensation compared to 2008 was primarily the result of an increase of approximately 27 percent in the adjusted earnings of the branches he supervised in 2009 compared to 2008. The table below shows how Mr. Lemke’s non-equity incentive compensation would have varied at other levels of 2009 adjusted pre-tax income growth or decline of the branches he supervised compared to 2008.

Incentive Compensation and Adjusted Pre-Tax Income Variance: James P. Lemke

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%	25%	30%
Non-equity incentive compensation	$382,832	$398,009	$413,186	$426,272	$437,655	$449,038	$460,421	$471,803	$482,124	$489,713	$497,301

Mr. Lemke was granted 35,000 restricted shares during 2005, 38,290 restricted shares during 2008, and 10,360 during 2009 pursuant to the Omnibus Stock Plan.

James E. Butts, Scott A. Satterlee, and Mark A. Walker, Senior Vice Presidents, Transportation

During 2009, James E. Butts, Scott A. Satterlee, and Mark A. Walker, each received the same $200,000 base salary they received in 2008. They each also earned non-equity incentive compensation for 2009 of $458,389. Mr. Butts and Mr. Satterlee elected to receive a portion of their incentive compensation award as semi-monthly bonus payments during 2009 and received $220,000 in semi-monthly bonus payments with the balance paid in cash on January 29, 2010. Mr. Walker received his entire incentive compensation award in cash on January 29, 2010. The executives’ 2009 non-equity incentive compensation was awarded for achieving adjusted earnings in certain ranges. The 2009 non-equity incentive compensation awards exceeded the 2008 awards because of the growth in adjusted earnings for the group of branches they supervise. Messrs. Butts’, Satterlee’s, and Walker’s incentive agreements awarded compensation for achieving adjusted earnings of the branches they supervised in certain ranges. The growth in 2009 incentive compensation compared to 2008 was primarily the result of an increase of approximately 4 percent in the adjusted earnings of the branches they supervised in 2009 compared to 2008. The table below shows how each of their non-equity incentive compensation would have varied at other levels of 2009 adjusted pre-tax income growth or decline of the branches they supervise compared to 2008.

Incentive Compensation and Adjusted Pre-Tax Income Variance: James E. Butts, Scott A. Satterlee, and Mark A. Walker

Year-over-year change in adjusted pre-tax income	-20%	-15%	-10%	-5%	0%	5%	10%	15%	20%
Non-equity incentive compensation	$354,230	$376,369	$398,508	$420,648	$442,787	$464,926	$487,066	$509,205	$531,344

Each of these three named executive officers was granted 45,000 restricted shares during 2005, 38,290 restricted shares during 2008, and 10,360 restricted shares during 2009 pursuant to the Omnibus Stock Plan.

Section 162(m) Disclosure

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers to $1.0 million, unless the compensation qualifies as “performance-based compensation” under the Code. The Committee reviewed the potential consequences for the company of Section 162(m) and believes that this provision did not affect the deductibility of compensation paid to our executive officers in 2009. The adoption by the shareholders at the 2010 Annual Meeting of the 2010 Non-Equity Incentive Plan and the amended and restated Omnibus Stock Plan permits the company to issue compensation that qualifies as “performance-based compensation.”

Summary Compensation Table

		Plan-Based Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
John P. Wiehoff	2009	$400,000	$0	$1,210,054	$362,203	$1,322,975	$0	$26,445	$3,321,677
President and Chief	2008	400,000	0	4,021,826	0	1,314,197	0	31,566	5,767,589
Executive Officer	2007	400,000	0	0	538,253	1,240,000	0	30,450	2,208,703

Chad M. Lindbloom	2009	260,000	0	451,953	21,242	374,380	0	21,407	1,128,982
Senior Vice President and	2008	260,000	0	1,517,050	182,881	372,099	0	23,946	2,355,976
Chief Financial Officer	2007	260,000	0	0	193,560	328,698	0	27,936	810,194

James P. Lemke	2009	200,000	0	451,953	6,555	492,809	0	25,081	1,176,398
Senior Vice President,	2008	175,000	0	1,517,050	0	463,540	0	31,319	2,186,909
Produce	2007	175,000	0	0	0	428,844	0	30,043	633,887

James E. Butts	2009	200,000	0	451,953	0	458,389	0	28,214	1,138,556
Senior Vice President,	2008	200,000	0	1,517,050	0	435,500	0	33,173	2,185,723
Transportation	2007	200,000	0	0	0	413,875	0	32,921	646,796

Mark A. Walker	2009	200,000	0	451,953	316,958	458,389	0	26,612	1,453,912
Senior Vice President,	2008	200,000	0	1,517,050	65,541	435,500	0	25,744	2,243,835
Transportation	2007	200,000	0	0	0	413,875	0	32,921	646,796

Scott A. Satterlee	2009	200,000	0	451,953	0	458,389	0	23,537	1,133,879
Senior Vice President,	2008	200,000	0	1,517,050	71,075	435,500	0	25,930	2,249,555
Transportation	2007	200,000	0	0	83,170	413,875	0	27,529	724,574

(1)	This column contains the fair value for financial reporting purposes of the restricted stock granted for each of the named executive officers. The 2008 and 2009 restricted stock grants which begin vesting in 2009 and 2010, respectively, are available to vest over a 5 year period based on the financial performance of the company. The actual vesting percentage for each year is determined by the following formula: year over year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company.

(2)	Includes the expense related to the grant of restoration options granted during the year.

(3)	The dollar amount in this column represents the amount the named executive earned during the respective year under their individual non-equity incentive award. The amount earned is paid out as cash compensation early in the following year.

Supplemental All Other Compensation Table

Name	Year	(1) Perks and Other Personal Benefits	Earnings on Deferred Compen- sation	(2) Tax Reimburse- ments	(3) Discounted Securities Purchases	Payments/ Accruals on Termination Plans	(4) Registrant Contri- butions to Defined Contri- butions	Increase in Pension Actuarial Value	(5) Insurance Premiums	Other	Total
John P. Wiehoff	2009	$4,100	$0	$3,755	$0	$0	$17,150	$0	$1,440	$0	$26,445
President and Chief Executive Officer	2008	5,000	0	4,426	0	0	20,700	0	1,440	0	31,566
	2007	2,500	0	2,300	0	0	24,750	0	900	0	30,450

Chad M. Lindbloom	2009	1,425	0	1,392	0	0	17,150	0	1,440	0	21,407
Senior Vice President and Chief Financial Officer	2008	1,225	0	1,061	0	0	20,700	0	960	0	23,946
	2007	1,315	0	1,271	0	0	24,750	0	600	0	27,936

James P. Lemke	2009	2,720	0	2,493	1,758	0	17,150	0	960	0	25,081
Senior Vice President, Produce	2008	5,000	0	2,896	1,763	0	20,700	0	960	0	31,319
	2007	1,780	0	1,156	1,757	0	24,750	0	600	0	30,043

James E. Butts	2009	3,560	0	3,538	1,758	0	17,150	0	2,208	0	28,214
Senior Vice President, Transportation	2008	5,000	0	3,502	1,763	0	20,700	0	2,208	0	33,173
	2007	2,500	0	2,534	1,757	0	24,750	0	1,380	0	32,921

Mark A. Walker	2009	8,150	0	7,146	1,758	0	7,350	0	2,208	0	26,612
Senior Vice President, Transportation	2008	0	0	1,073	1,763	0	20,700	0	2,208	0	25,744
	2007	2,500	0	2,534	1,757	0	24,750	0	1,380	0	32,921

Scott A. Satterlee	2009	2,155	0	1,514	1,758	0	17,150	0	960	0	23,537
Senior Vice President, Transportation	2008	2,560	0	1,710	0	0	20,700	0	960	0	25,930
	2007	1,330	0	909	0	0	24,750	0	540	0	27,529

(1)	Represents the fair market value of tax and estate planning services under the executive tax program.

(2)	Represents tax reimbursements on the executive tax program and the executive life insurance program.

(3)	Represents the discount on shares purchased under the company’s qualified employee stock purchase plan.

(4)	Represents matching and profit sharing contributions under the company’s qualified 401(k) plan.

(5)	Represents taxable portion of premiums paid for life insurance for the named executive officer under the company’s qualified Group Life Plan.

Dividends Paid on Unvested Restricted Shares of Company Stock

	Year	Performance Based Restricted Shares (1)	Time Based Restricted Shares (2)
Name and Position		Unvested Shares	Unvested Shares
John P. Wiehoff	2009	$129,776	$153,447
President and Chief Executive Officer	2008	65,402	162,712
	2007	59,280	154,577

Chad M. Lindbloom	2009	48,898	0
Senior Vice President and Chief Financial Officer	2008	24,580	0
	2007	22,230	0

James P. Lemke	2009	46,861	0
Senior Vice President, Produce	2008	21,160	0
	2007	20,475	0

James E. Butts	2009	48,898	0
Senior Vice President, Transportation	2008	24,580	0
	2007	22,230	0

Mark A. Walker	2009	48,898	0
Senior Vice President, Transportation	2008	24,580	0
	2007	22,230	0

Scott A. Satterlee	2009	48,898	0
Senior Vice President, Transportation	2008	24,580	0
	2007	22,230	0

(1)	Dividends paid on these shares were paid directly to the named executive officer through the company’s payroll system.

(2)	Dividends paid on these shares were paid into the Deferred Compensation Plan and were used to purchase additional fully vested shares of company stock. All vested shares under this award are paid after Mr. Wiehoff terminates employment with the company.

Grants of Performance Based Awards

Name	Year	(1) Performance Based Stock and Stock- Based Incentive Plans: Number of Shares, Units or Other Rights		(2) Grant Date Fair Value Under ASC 718	Performance Based Options: Number of Securities Underlying Options	Non-Stock Incentive Plan Awards: Number of Units or Other Rights	Dollar Amount of Consider- ation Paid for Award, if any	Grant Date for Stock or Option Awards	Performance or Other Period Until Vesting or Payout and Option Expiration Date	Estimated Future Payouts
										Threshold (#)	Target (#)	Maximum (#)
John P. Wiehoff	2009	27,470	(3)	$1,210,054	0	0	$0	—	0	$0	$0	27,470
President and Chief	2008	101,510	(4)	4,021,826	0	0	0	—	0	0	0	101,510
Executive Officer	2007	0		0	0	0	0	—	0	0	0	0

Chad M. Lindbloom	2009	10,260	(5)	451,953	0	0	0	—	0	0	0	10,260
Senior Vice President and	2008	38,290	(6)	1,517,050	0	0	0	—	0	0	0	38,290
Chief Financial Officer	2007	0		0	0	0	0	—	0	0	0	0

James P. Lemke	2009	10,260	(12)	451,953	0	0	0	—	0	0	0	10,260
Senior Vice President,	2008	38,290	(12)	1,517,050	0	0	0	—	0	0	0	38,290
Produce	2007	0		0	0	0	0	—	0	0	0	0

James E. Butts	2009	10,260	(7)	451,953	0	0	0	—	0	0	0	10,260
Senior Vice President,	2008	38,290	(8)	1,517,050	0	0	0	—	0	0	0	38,290
Transportation	2007	0		0	0	0	0	—	0	0	0	0

Mark A. Walker	2009	10,260	(9)	451,953	0	0	0	—	0	0	0	10,260
Senior Vice President,	2008	38,290	(9)	1,517,050	0	0	0	—	0	0	0	38,290
Transportation	2007	0		0	0	0	0	—	0	0	0	0

Scott A. Satterlee	2009	10,260	(10)	451,953	0	0	0	—	0	0	0	10,260
Senior Vice President,	2008	38,290	(11)	1,517,050	0	0	0	—	0	0	0	38,290
Transportation	2007	0		0	0	0	0	—	0	0	0	0

(1)	These restricted shares granted in 2008 are available to vest over five calendar years beginning in 2009 and 2010, respectively. The actual vesting percentage for each year is determined by the following: year-over-year growth rates in income from operations and diluted net income per share are averaged, and then five percentage points are added to that number. Any shares unvested after five years are forfeited back to the company.

(2)	The amounts in this column represent the grant date fair value under FAS123R for the respective awards. These restricted shares, vested and unvested, earn dividends at the same rate as Common Stock. Because these dividends are considered compensation under the Internal Revenue Code, the dividends are paid to each named executive officer through the company’s payroll system.

(3)	All vested shares will be paid out to Mr. Wiehoff upon the earlier of January 2017 or six months after termination of employment.

(4)	All vested shares will be paid out to Mr. Wiehoff upon the earlier of January 2016 or six months after termination of employment.

(5)	All vested shares will be paid out to Mr. Lindbloom upon the earlier of January 2017 or six months after termination of employment.

(6)	All vested shares will be paid out to Mr. Lindbloom in three equal annual installments beginning upon the earlier of January 2016 or six months after termination of employment.

(7)	All vested shares will be paid out to Mr. Butts in January 2017.

(8)	All vested shares will be paid out to Mr. Butts in January 2016.

(9)	All vested shares will be paid out to Mr. Walker six months after termination of employment.

(10)	All vested shares will be paid out to Mr. Satterlee upon the earlier of January 2017 or six months after termination of employment.

(11)	All vested shares will be paid out to Mr. Satterlee in January 2016.

(12)	All vested shares will be paid out to Mr. Lemke in five equal annual installments beginning upon the earlier of January 2017 or six months after termination of employment.

Grants of All Other Equity Awards

(Restoration Grant Detail)

Name(1)	Year	(2) Number of Securities Underlying Stock Options Granted (#)	Exercise or Base Price ($ per Share)	Expiration Date	Number of Shares of Stock or Units Granted (#)	Vesting Date	Grant Date
John P. Wiehoff	2009	41,941	$53.97	2/1/2011	—	7/24/2009	7/24/2009
President and Chief Executive Officer	2009	1,770	56.49	1/31/2010	—	10/27/2009	10/27/2009
	2007	47,930	55.75	1/31/2010	—	5/7/2007	5/7/2007
	2007	1,464	49.08	2/15/2009	—	10/30/2007	10/30/2007

Chad M. Lindbloom	2009	4,198	57.57	1/31/2010	—	8/21/2009	8/21/2009
Senior Vice President and Chief Financial Officer	2008	162	54.44	2/15/2009	—	2/11/2008	2/11/2008
	2008	11,262	54.44	2/7/2013	—	2/11/2008	2/11/2008
	2008	711	54.44	1/31/2010	—	2/11/2008	2/11/2008
	2007	467	53.90	2/15/2009	—	5/1/2007	5/1/2007
	2007	12,170	53.90	2/15/2012	—	5/1/2007	5/1/2007
	2007	1,054	53.90	2/1/2011	—	5/1/2007	5/1/2007

Mark A. Walker	2009	9,716	57.60	2/1/2011	—	8/25/2009	8/25/2009
Senior Vice President, Transportation	2009	9,858	57.60	2/15/2012	—	8/25/2009	8/25/2009
	2009	9,330	57.60	2/7/2013	—	8/25/2009	8/25/2009
	2008	5,397	54.44	1/31/2010	—	2/11/2008	2/11/2008
	2008	1,759	54.44	2/15/2009	—	2/11/2008	2/11/2008

Scott A. Satterlee	2008	282	54.15	1/31/2010	—	2/6/2008	2/6/2008
Senior Vice President, Transportation	2008	2,069	54.15	2/1/2011	—	2/6/2008	2/6/2008
	2008	2,813	54.15	2/7/2013	—	2/6/2008	2/6/2008
	2007	288	52.89	1/31/2010	—	2/2/2007	2/2/2007
	2007	5,155	52.89	2/7/2013	—	2/2/2007	2/2/2007

James P. Lemke	2009	878	55.83	2/1/2011	—	11/272009	11/27/2009
Senior Vice President, Produce

(1)	James E. Butts received no grants of equity reportable under this table during the period 2007 through 2009.

(2)	The options shown in this table are non-qualified restoration stock options and are granted pursuant to the company’s Omnibus Stock Plan. A restoration option (also referred to as a “reload” option) is granted when an original option is exercised and payment of the exercise price or tax withholding obligation is made by delivery of previously owned shares of company Common Stock. Each restoration option is granted for the number of shares tendered as payment for the exercise price and tax withholding obligation, has a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, is exercisable in full on the date of grant, and expires on the same date as the original option.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards				Restricted Shares
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	(1) Market Value of Shares or Units of Stock Held That Have Not Vested ($)
John P. Wiehoff	7,142	0	$14.00000	2/1/2011	274,268	$16,107,754
President and Chief	60,000	0	14.62500	2/15/2012
Executive Officer	80,000	0	14.82000	2/7/2013
	41,941	0	53.97000	2/1/2011

Chad M. Lindbloom	8,472	0	14.00000	2/1/2011	52,270	3,069,799
Senior Vice President and	6,836	0	14.62500	2/15/2012
Chief Financial Officer	6,746	0	14.82000	2/7/2013
	12,886	0	14.68000	2/1/2011
	12,170	0	53.90000	2/15/2012
	1,054	0	53.90000	2/7/2013
	11,262	0	54.44000	2/7/2013

James E. Butts	8,000	0	14.00000	2/1/2011	52,270	3,069,799
Senior Vice President,	13,354	0	14.62500	2/15/2012
Transportation	6,746	0	14.82000	2/7/2013

Scott A. Satterlee	19,392	0	14.62500	2/15/2012	52,270	3,069,799
Senior Vice President,	14,500	0	14.82000	2/7/2013
Transportation	5,155	0	52.89000	2/7/2013
	2,069	0	54.15000	2/1/2011
	2,813	0	54.15000	2/7/2013

Mark A. Walker	7,577	0	57.60000	2/7/2013	52,270	3,069,799
Senior Vice President,	1,753	0	57.60000	2/7/2013
Transportation	8,588	0	57.60000	2/15/2012
	1,270	0	57.60000	2/15/2012
	7,656	0	57.60000	2/1/2011
	2,060	0	57.60000	2/1/2011

James P. Lemke	4,500	0	14.00000	2/1/2011	52,270	3,069,799
Senior Vice President,	10,000	0	14.62500	2/15/2012
Produce	30,000	0	14.82000	2/7/2013
	878	0	55.83000	2/1/2011

(1)	“Market Value” has been determined based on the last sale price of our Common Stock as reported by The NASDAQ National Market on December 31, 2009 ($58.73).

Option Exercises and Stock Vested

Name of Executive Officer		No. of Shares Acquired on Exercise or Vesting (#)		Value Realized Upon Exercise or Vesting ($)	Grant Date Fair Value Previously Reported in Summary Compensation Table ($)
John P. Wiehoff	Options	187,249		$3,821,447	$1,652,562
President and Chief Executive Officer	Stock	38,105	(1)	2,236,099	902,058

Chad M. Lindbloom	Options	30,967		1,158,908	152,688
Senior Vice President and Chief Financial Officer	Stock	5,830	(2)	342,414	213,892

James P. Lemke	Options	23,500		1,077,973	111,410
Senior Vice President, Produce	Stock	5,830	(2)	342,414	213,892

James E. Butts	Options	0		0	0
Senior Vice President, Transportation	Stock	5,830	(2)	342,414	213,892

Mark A. Walker	Options	63,472		2,738,479	405,424
Senior Vice President, Transportation	Stock	5,830	(2)	342,414	213,892

Scott A. Satterlee	Options	1,234		28,136	10,261
Senior Vice President, Transportation	Stock	5,830	(2)	342,414	213,892

(1)	This number reflects 15,506 restricted shares vesting due to the financial performance of the company and 22,599 restricted shares vesting under a time based vesting award.

(2)	This number reflects restricted shares vesting based on the financial performance of the company.

Nonqualified Defined Contribution and Other Deferred Compensation Plans

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
John P. Wiehoff	$0	$0	$0	$0	$0
President and Chief Executive Officer

Chad M. Lindbloom	0	0	0	0	0
Senior Vice President and Chief Financial Officer

James P. Lemke	0	0	0	0	0
Senior Vice President, Produce

James E. Butts	0	0	0	0	0
Senior Vice President, Transportation

Mark A. Walker	0	0	0	0	0
Senior Vice President, Transportation

Scott A. Satterlee	0	0	0	0	0
Senior Vice President, Transportation

RELATED PARTY TRANSACTIONS

One of our directors, Brian P. Short, is the president, chief executive officer and, with a number of his family members, holds a controlling interest in Admiral Merchants Motor Freight, Inc. (“AMMF”), a privately held trucking and transportation services company. In 2009, C.H. Robinson engaged AMMF as a carrier to haul approximately 600 truck loads. The company paid approximately $773,000 to AMMF for these services, which represented approximately 1 percent of AMMF’s revenues for 2009. In addition, during 2009, AMMF used T-Chek services for its truck drivers. The total fees paid to T-Chek by AMMF were $167,000 during 2009 or approximately 0.4 percent of T-Chek’s total revenue for the year.

In 2009, C.H. Robinson purchased legal services from Dorsey & Whitney LLP (“Dorsey”) in the amount of $687,155. Marianne Short and Stephen Lucke are partners at Dorsey, and Marianne Short currently serves as the firm’s managing partner. Marianne Short is Mr. Short’s sister and Stephen Lucke is Mr. Short’s brother-in-law. Dorsey has represented that the fees it received from C.H. Robinson in 2009 were not a material portion of its gross revenues.

C.H. Robinson’s transactions with AMMF and Dorsey were reviewed by our Audit Committee consistent with our Related Party Transaction policy. Mr. Short recused himself from the Committee’s review of these matters. Management reported to the Committee that the prices paid for the trucking services provided by AMMF were consistent with similar loads carried by other third party vendors using comparable equipment. Since T-Chek’s services are fee-based, the company’s management confirmed that the fees paid by AMMF to T-Chek were comparable to the fees paid to T-Chek by other similar customers. Management also confirmed that the legal fees paid to Dorsey were consistent with the fees charged to C.H. Robinson by other firms for similar services. The Audit Committee considered C.H. Robinson’s transactions with AMMF and Dorsey in light of the factors listed in its Related Party Transactions procedures. Based on its review, the Committee unanimously determined that the company’s transactions conducted with AMMF and Dorsey were fair and reasonable to the company and on terms no less favorable to C.H. Robinson than could be obtained in a comparable arm’s length transaction with an unrelated third party. In approving these transactions, the Committee also unanimously determined that they were in the best interests of C.H. Robinson.

The Governance Committee also considered C.H. Robinson’s transactions with AMMF and Dorsey in its assessment of Mr. Short’s independence.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with C.H. Robinson management and concurs that it accurately represents the compensation philosophy of the company. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement. The Compensation Committee charter is posted on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com.

Wayne M. Fortun

Robert Ezrilov

ReBecca Koenig Roloff

James B. Stake

Michael W. Wickham

The Members of the Compensation Committee

of the Board of Directors

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding beneficial ownership of C.H. Robinson’s Common Stock as of March 16, 2010, by (i) each person who is known by the company to own beneficially more than five percent of the Common Stock, (ii) each director or nominee, and each executive officer of the company named in the Summary Compensation Table under the heading “Executive Compensation” above, and (iii) all company directors and executive officers as a group. Unless otherwise noted, the shareholders listed in the table have sole voting and investment powers with respect to the shares of Common Stock owned by them.

	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Shares
BlackRock Inc. (2) 40 East 52nd Street New York, NY 10022	12,627,272	7.25%
FMR LLC (3) 82 Devonshire Street Boston, MA 02109	10,633,670	6.11
PRIMECAP Management Company (4) 225 South Lake Avenue, #400 Pasadena, CA 91101	10,033,280	5.76
John P. Wiehoff (5)	1,171,533	*
James E. Butts (6)	527,059	*
Mark A. Walker (7)	302,845	*
James P. Lemke (8)	307,603
Chad M. Lindbloom (9)	269,258	*
Scott A. Satterlee (10)	180,353	*
Robert Ezrilov (11)	108,709	*
Wayne M. Fortun (12)	40,557	*
Brian P. Short (13)	34,398	*
ReBecca Koenig Roloff	11,793	*
Michael W. Wickham	10,302	*
Steven L. Polacek	5,427	*
James B. Stake	1,830	*
All executive officers and directors as a group (14 persons)	3,023,197	1.82

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of March 16, 2010 (“Currently Exercisable Options”), are deemed outstanding for computing the percentage beneficially owned by the person holding such options, but are not deemed outstanding for computing the percentage beneficially owned by any other person.

(2)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of January 29, 2010, filed with the Securities and Exchange Commission. BlackRock Inc., filing as a parent holding company, has sole voting power over 12,627,272 shares and sole dispositive power over 12,627,272 shares. BlackRock Inc. reported that various persons have the right to receive or the power to direct to receive or the proceeds from the sale of the Common Stock, but that no one person’s interests in the Common Stock is more than five percent of the total outstanding Common Stock.

(3)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 16, 2010, filed with the Securities and Exchange Commission. FMR LLC, filing as a parent holding company, has sole voting power over 89,508 shares and sole dispositive power over 10,633,670 shares. FMR LLC reported that its wholly owned subsidiary Fidelity Management & Research Company serves as an investment advisor and that no one client accounts for more than five percent of the total outstanding Common Stock.

(4)	Disclosure is made in reliance upon a statement on Schedule 13G/A, dated as of February 11, 2010, filed with the Securities and Exchange Commission. PRIMECAP Management Company has sole voting power over 1,188,780 shares and sole dispositive power over 10,033,280 shares. PRIMECAP Management Company, filing as an investment adviser, reported that no one client accounts for more than five percent of the total outstanding Common Stock.

(5)	Includes 59,508 shares owned by Mr. Wiehoff’s spouse and children, and includes 189,083 shares underlying options exercisable within 60 days. Also includes 377,518 restricted shares. These restricted shares vest ratably over a period of fifteen (15) years from the date of grant provided he remains employed by the company, and vesting will not be accelerated for any reason. These restricted shares are subject to other restrictions as defined in the Deferred Compensation Plan. The dividends on these shares were used to purchase 38,534 shares of C.H. Robinson common stock, which are fully vested. Such deferred shares have been placed in a non-qualified grantor trust for Mr. Wiehoff’s benefit. Mr. Wiehoff has the right to advise the trustee on how to vote such shares, but does not have dispositive power with respect to such shares. Also includes 80,000 restricted shares issued in 2003 and 120,000 restricted shares issued in 2005 and 101,510 restricted shares issued in 2008 and 27,470 restricted shares issued in 2009 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested.

(6)	Includes 28,100 shares issuable upon exercise of outstanding options. Also includes 30,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 and 10,360 restricted shares issued in 2009 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested.

(7)	Includes 1,000 shares owned by Mr. Walker’s children. Also includes 30,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 and 10,360 restricted shares issued in 2009 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 524 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(8)	Includes 44,500 shares underlying options exercisable within 60 days. Also includes 30,000 restricted shares issued in 2003 and 35,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 and 10,369 restricted shares issued in 2009 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 5,224 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(9)	Includes 12,664 shares owned by Mr. Lindbloom’s spouse and includes 43,360 shares underlying options exercisable within 60 days. Also includes 40,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 and 10,360 restricted shares issued in 2009 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 1,568 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(10)	Includes 21,364 shares issuable upon exercise of outstanding options. Also includes 40,000 restricted shares issued in 2003 and 45,000 restricted shares issued in 2005 and 38,290 restricted shares issued in 2008 and 10,360 restricted shares issued in 2009 that were placed into the Deferred Compensation Plan and are available to vest over five calendar years. The actual vesting percentage for each year is determined by the following formula: five percentage points are added to the average of the year-over-year growth rate in income from operations and diluted net income per share. Any shares that are unvested at the end of the five years are forfeited back to the company. The restricted award issued in 2003 is fully vested. Also includes 1,568 restricted shares placed into the Deferred Compensation Plan during 2003 which vested immediately.

(11)	Includes 22,000 shares underlying options exercisable within 60 days.

(12)	Includes 22,000 shares underlying options exercisable within 60 days.

(13)	Includes 10,000 shares underlying options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s executive officers and directors and persons who beneficially own more than ten percent of the company’s Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Such executive officers, directors, and greater than ten percent beneficial owners are required by the regulations of the Commission to furnish the company with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to the company and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than ten percent beneficial owners were complied with in 2009 with the exception of a single late filed Form 4 filing related to Mr. Lindbloom’s December 2009 stock option exercise.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the amended and restated charter can be found on the Investor Relations page of the C.H. Robinson Worldwide website at www.chrobinson.com. The Audit Committee of the company’s Board of Directors is comprised of the following independent directors: Robert Ezrilov, Steven L. Polacek, ReBecca Koenig Roloff, Brian P. Short, and James B. Stake. The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the current NASDAQ listing standards that apply to Audit Committee members, and that Mr. Ezrilov, Mr. Polacek, Mr. Short, and Mr. Stake each qualifies as an “Audit Committee Financial Expert,” as defined by the Securities and Exchange Commission.

Management is responsible for the company’s internal controls and the financial reporting process. C.H. Robinson’s independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to hire, monitor, and oversee the independent auditors.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the company’s independent accountants for the fiscal year ending December 31, 2009. Management represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent accountants that firm’s independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of Deloitte & Touche LLP as the company’s independent auditors.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Robert Ezrilov

Steven L. Polacek

ReBecca Koenig Roloff

Brian P. Short

James B. Stake

The Members of the Audit Committee

of the Board of Directors

PROPOSAL THREE: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as independent public accountants for C.H. Robinson for the fiscal year ending December 31, 2010. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders. If the appointment of Deloitte & Touche LLP is not ratified by the shareholders, the Audit Committee is not obligated to appoint other accountants, but the Audit Committee will give consideration to such unfavorable vote.

Independent Auditors’ Fees

The following table summarizes the aggregate fees for audit services rendered by the independent auditor for the audit of the company’s annual consolidated financial statements for the year ended December 31, 2009, and December 31, 2008, and fees billed for other services rendered by the independent auditor during the same periods.

Fees	2009	2008
Audit Fees (a)	$1,191,286	$1,390,838
Audit-Related Fees (b)	33,057	197,500
Tax Fees (c)	271,303	227,290

Total	$1,495,646	$1,815,628

(a)	Fees for audit services billed or expected to be billed relating to 2009 and 2008 consisted of:

•	Audit of the company’s annual financial statements

•	Reviews of the company’s quarterly financial statements

•	Statutory and regulatory audits, consents, and other services related to Securities and Exchange Commission matters

(b)	Fees for audit-related services billed or expected to be billed consisted of:

•	Employee benefit plan audit in 2009 and 2008

•	Acquisition due diligence in 2008

(c)	Fees for tax services billed for tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $191,461 and $131,929 in 2009 and 2008, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

•

Fees for tax planning and advice services totaled $79,842 and $95,360 in 2009 and 2008, respectively. Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. All services provided by the independent auditor during 2008 and 2009 were pre-approved following the policies and procedures of the Audit Committee.

Pre-Approval Policy

This company policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that prior to the beginning of the work being performed, a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be presented to the Audit Committee for approval.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. The chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the Securities and Exchange Commission, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the company to receive immediate assistance from the independent auditor when time is of the essence.

The Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review, or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed the lesser of $20,000 or five percent of total fees paid to the independent auditor in a given fiscal year;

3.	Such services were not recognized at the time of the engagement to be non-audit services;

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements of Regulation S-X of the Securities Exchange Act of 1934, as amended.

BOARD VOTING RECOMMENDATION

The Board of Directors recommends a vote FOR ratification of the selection of Deloitte & Touche LLP as the company’s independent auditors.

SOLICITATION OF PROXIES

C.H. Robinson is paying the costs of solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and this Proxy Statement. Proxies are being solicited primarily over the Internet, but the solicitation may be followed by solicitation in person, by mail, by telephone, by facsimile, or by regular employees of C.H. Robinson without additional compensation. C.H. Robinson will reimburse brokers, banks and other custodians, and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the company’s shareholders. Furthermore, with respect to any proposal that a shareholder desires to be included in the company’s 2011 proxy materials, such notice must be received at the above address no later than February 12, 2011.

PROPOSALS FOR THE 2011 ANNUAL MEETING

Pursuant to the company’s Bylaws and federal securities laws, any proposal by a shareholder to be presented at the 2011 Annual Meeting of Shareholders must be received at the company’s executive offices, 14701 Charlson Road, Eden Prairie, Minnesota 55347, not less than 90 days before the first anniversary of the prior year’s meeting. Assuming that our 2010 Annual Meeting is held on schedule, we must receive notice pertaining to the 2011 Annual Meeting no later than February 12, 2011. Proposals should be sent to the attention of the Secretary, and must include certain information about the shareholder who intends to bring such matter before the meeting and the business they want to be conducted. These requirements are provided in greater detail in the company’s Bylaws. C.H. Robinson intends to exercise its discretionary authority with respect to any matter not properly presented by February 12, 2011.

GENERAL

We have made available on the Internet our Annual Report and Form 10K for the fiscal year ended December 31, 2009, in connection with this Proxy Statement. The Annual Report is not part of the soliciting materials.

Please vote using the Internet or by telephone or, if you elect to receive paper copies of the proxy materials by mail, please sign, date, and return your proxy or voting instruction form in the prepaid envelope you received. We encourage you to attend the May 13, 2010, Annual Meeting. We will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, if you are not a registered shareholder please bring with you some proof of C.H. Robinson Worldwide, Inc. common stock ownership, such as a current brokerage statement, and a form of identification bearing a photograph. No cameras, cellular telephones, or pagers will be allowed to be used in the meeting room.

The information set forth in this Proxy Statement under the caption “Compensation Discussion and Analysis,” the “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the company expressly so incorporates such information by reference. Additionally, the “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed’ with the Securities and Exchange Commission.

By Order of the Board of Directors

Ben G. Campbell
Vice President, General Counsel, and Secretary

April 1, 2010

Appendix A

C.H. ROBINSON WORLDWIDE, INC.

2010 NON-EQUITY INCENTIVE PLAN

1. Establishment. On February 11, 2010, the Board of Directors of C.H. Robinson Worldwide, Inc. (“C.H. Robinson Worldwide” or the “Company”), upon recommendation by the Compensation Committee of the Board of Directors, approved an incentive plan for executives and key employees of the Company as described herein, which plan shall be known as the “C.H. Robinson Worldwide 2010 Non-Equity Incentive Plan.” This Plan shall be submitted for approval by the shareholders of C.H. Robinson Worldwide at the 2010 Annual Meeting of Stockholders. This Plan shall be effective as of January 1, 2010, subject to its approval by the shareholders, and no benefits shall be paid pursuant to this Plan until after this Plan has been approved by the shareholders.

2. Purpose. The purpose of this Plan is to advance the interests of C.H. Robinson Worldwide and its shareholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business.

3. Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

3.1 Award Amount – the dollar amount or percentage scheduled on the Award Schedule corresponding to the level attained for that Performance Factor, determined by the Compensation Committee with respect to each Performance Period.

3.2 Award Schedule – a schedule of dollar amounts or percentages with respect to each Performance Factor, as determined by the Compensation Committee for each Participant with respect to each Performance Period.

3.3 Code – the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary, or final Treasury Regulations promulgated thereunder.

3.4 Company – C.H. Robinson Worldwide, Inc., a Delaware corporation, and its subsidiaries or affiliates, whether now or hereafter established.

3.5 Compensation Committee – a committee of the Board of Directors of the Company designated by such Board to administer the Plan that shall consist of members appointed from time to time by the Board of Directors. Each member of the Compensation Committee shall be an “outside director” within the meaning of Section 162(m) of the Code, and shall meet the independence requirements established by the U.S. Securities and Exchange Commission and NASDAQ.

3.6 Executives – all Participants for a given Performance Period designated by the Compensation Committee as “Executives” for purposes of this Plan.

3.7 Other Participants – all Participants for a given Performance Period who are not designated as “Executives” by the Compensation Committee for such Performance Period.

3.8 Participants – any management or highly compensated employees of the Company who are designated by the Compensation Committee prior to the start of a Performance Period as Participants in this Plan. Directors of the Company who are not also employees of the Company are not eligible to participate in the Plan. Participants shall be designated as either Executives or Other Participants by the Compensation Committee as provided in Section 4.3 below.

3.9 Performance Factor – the pre-established, objective performance goals selected by the Compensation Committee for each Participant with respect to each Performance Period and which shall be determined solely on account of the attainment of one or more pre-established, objective performance goals selected by the

Compensation Committee in connection with the grant of an award hereunder; provided, however, that in the case of Other Participants, such performance goals need not be objective and may be based on such business criteria as the Compensation Committee may determine to be appropriate, which may include financial and nonfinancial performance goals that are linked to such individual’s business unit or the Company as a whole or to such individual’s areas of responsibility. The objective performance goals for Executives shall be based solely on one or more of the following business criteria, which may apply to the individual in question, an identifiable profit center(s) or the Company as a whole, and on an annual or other periodic or cumulative basis: sales values, margins, volume, cash flow, stock price, market share, revenue, sales, income from operations, earnings per share, profits, earnings before interest expense and taxes, earnings before interest expense, interest income and taxes, earnings before interest expense, taxes, and depreciation and/or amortization, earnings before interest expense, interest income, taxes, and depreciation and/or amortization, pre-tax income, return on equity or costs, return on invested or average capital employed, economic value, or cumulative total return to shareholders (in each case, whether compared to pre-selected peer groups or not). Pursuant to rules and conditions adopted by the Committee on or before the earlier of the 90th day of the applicable performance period or the date which is 25% of the applicable performance period for which Performance Factors are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

3.10 Performance Period – a period commencing on the date established by the Compensation Committee, of a duration established by the Compensation Committee, and each consecutive period thereafter, provided that, the Compensation Committee may subsequently amend the duration of a period established for a Participant.

3.11 Plan – this C.H. Robinson Worldwide 2010 Non-Equity Incentive Plan.

4. Administration.

4.1 Power and Authority of Compensation Committee. The Plan shall be administered by the Compensation Committee. The Compensation Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Compensation Committee pursuant to the Plan or any instrument or agreement relating to the Plan shall be (i) within the sole discretion of the Compensation Committee, (ii) may be made at any time and (iii) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants, and their legal representatives and beneficiaries, and employees of the Company.

4.2 Delegation. The Compensation Committee may delegate its powers and duties under the Plan to one or more officers of the Company or a committee of such officers, subject to such terms, conditions and limitations as the Compensation Committee may establish in its sole discretion; provided, however, that the Compensation Committee shall not delegate its power in such a manner as would cause the Plan not to comply with the provisions of Section 162(m) of the Code.

4.3 Determinations made prior to each Performance Period. On or before the 90th day of each Performance Period, the Compensation Committee shall:

(a) designate all Participants (including designation as Executives or Other Participants) for such Performance Period;

(b) with respect to each Participant, establish one or more Performance Factors; and

(c) with respect to each Performance Factor, establish an Award Schedule for each Participant.

4.4 Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Compensation Committee must certify in writing which of the applicable Performance Factors for that Performance Period (and the corresponding Award Amount) have been achieved and certify as to the attainment of all other factors upon which any payments to a Participant for that Performance Period are to be based.

4.5 Stockholder Approval. The material terms of this Plan shall be disclosed to and approved by shareholders of the Company in accordance with Section 162(m) of the Code. No amount shall be paid to any Executive under this Plan unless such shareholder approval has been obtained.

5. Incentive Payment.

5.1 Formula. Each Participant shall receive an incentive payment for each Performance Period in an amount not greater than the total of the Award Amount(s) corresponding to the Performance Factor(s) for the Performance Period.

5.2 Limitations.

(a) Discretionary Increase or Reduction. The Compensation Committee shall retain sole and absolute discretion to increase or reduce the amount of any incentive payment otherwise payable to any Participant under this Plan, but may not increase the payment to any Executive for any Performance Period.

(b) Continued Employment. Except as otherwise provided by the Compensation Committee, no incentive payment under this Plan with respect to a Performance Period shall be paid or owed to a Participant whose employment terminates prior to the last day of such Performance Period.

(c) Maximum Payments. No Participant shall receive a payment under this Plan for any Performance Period in excess of 2 percent of the Company’s pre-tax income, as reported in the Company’s audited financial statements for the prior fiscal year.

6. Benefit Payments.

6.1 Time and Form of Payments. Participants shall be entitled to elect, prior to a date specified by the Compensation Committee, to defer receipt of a cash payment in accordance with the terms of any Company deferred compensation plan in effect at the time and applicable to such cash payment. Subject to any such deferred compensation election, such cash incentive shall be paid as soon as administratively feasible after the Compensation Committee has made the certifications provided for in Section 4.4 above and otherwise determined the amount of such Participant’s incentive payment payable under this Plan.

6.2 Nontransferability. Except as otherwise determined by the Compensation Committee, no right to any incentive payment hereunder, whether payable in cash or other property, shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that if so determined by the Compensation Committee, a Participant may, in the manner established by the Compensation Committee designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any cash or property hereunder upon the death of the Participant. No right to any incentive payment hereunder may be pledged, attached or otherwise encumbered, and any purported pledge, attachment, or encumbrance thereof shall be void and unenforceable against the Company.

6.3 Tax Withholding. In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Compensation Committee may establish such policy or policies as it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

7. Amendment and Termination; Adjustments. Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan:

(a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan, without the approval of the shareholders of the Company, except that no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval, would violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company.

(b) Waivers by the Company of Incentive Payment Conditions or Rights. Any of the rights of the Company, or conditions placed by the Company, with respect to an incentive payment to a Participant, may be waived by the Compensation Committee in its sole discretion, prospectively or retroactively.

(c) Limitation on Amendments to Incentive Payment Rights. Neither the Compensation Committee nor the Company may amend, alter, suspend, discontinue or terminate any rights to an incentive payment, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided.

(d) Correction of Defects, Omissions, and Inconsistencies. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

8. Miscellaneous.

8.1 Effective Date. This Plan shall be deemed effective, subject to shareholder approval, as of January 1, 2010.

8.2 Term of the Plan. Unless the Plan shall have been discontinued or terminated, the Plan shall terminate on December 31, 2015. No right to receive an incentive payment shall be granted after the termination of the Plan. However, unless otherwise expressly provided in the Plan, any right to receive an incentive payment theretofore granted may extend beyond the termination of the Plan, and the authority of the Board of Directors and Compensation Committee to amend or otherwise administer the Plan shall extend beyond the termination of the Plan.

8.3 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

8.4 Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation, or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

8.5 Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

8.6 No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

8.7 Governing Law. The validity, construction, and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

8.8 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Compensation Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

8.9 Qualified Performance-Based Compensation. With regard to compensation paid to Executives under this Plan, all of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

***  Exercise Your Right to Vote  ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information
Meeting Type: Annual Meeting
C.H. ROBINSON WORLDWIDE, INC.	For holders as of: March 16, 2010
Date: May 13, 2010 Time: 1:00 PM CDT
Location: C.H. Robinson Worldwide, Inc. 14701 Charlson Rd. Eden Prairie, MN 55347

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You Vote  —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
1. Notice & Proxy Statement 2. Annual Report
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 29, 2010 to facilitate timely delivery.

— How To Vote — Please Choose One of The Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.		Internal Use Only
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
The Board of Directors recommends you vote FOR the following proposal(s):
1. Election of Directors
Nominees
1a. Steven L. Polacek
1b. ReBecca Koenig Roloff
1c. Michael W. Wickham
The Board of Directors recommends you vote FOR the following proposal(s):
2 To approve the C.H. Robinson Worldwide, Inc. 2010 Non-Equity Incentive Plan.
3 Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.

Reserved for Broadridge Internal Control Information

NAME
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

Broadridge Internal Use Only
THIS SPACE RESERVED FOR SIGNATURES IF APPLICABLE	Job # Envelope # Sequence # # of # Sequence #

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.
Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	CONTROL # à	000000000000
THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345
	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following proposal(s):
1. Election of Directors
Nominees			For	Against	Abstain
1a. Steven L. Polacek			☐	☐	☐
1b. ReBecca Koenig Roloff			☐	☐	☐
1c. Michael W. Wickham			☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal(s):			For	Against	Abstain
2 To approve the C.H. Robinson Worldwide, Inc. 2010 Non-Equity Incentive Plan.			☐	☐	☐
3 Ratification of the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.			☐	☐	☐
NOTE: The Board of Directors shall consider such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. ☐ (see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

C.H. ROBINSON WORLDWIDE, INC.
Annual Meeting of Shareholders
Thursday, May 13, 2010
1:00 p.m., Central Daylight Saving Time
This Proxy is solicited by the C.H. Robinson Board of Directors. Please vote your Proxy as soon as possible.

By signing this document, I appoint John P. Wiehoff and Ben G. Campbell, or either of them, with full power of substitution to each, as proxy to represent me at the C.H. Robinson Annual Meeting of Shareholders, and at any associated adjournment(s). I also appoint each of them to vote all shares of Common Stock I am entitled to vote at the meeting as I have directed on the reverse side for each of the proposals in the Proxy Statement, and in their discretion on any other matters that may properly come before the meeting. C.H. Robinson’s Annual Meeting of Shareholders will be held at their office located at 14800 Charlson Road, Eden Prairie, Minnesota, on May 13, 2010 at 1:00 PM local time.

This Proxy, when properly executed, will be voted as you directed. If you do not give any direction, this Proxy will be voted FOR the election of each of the director nominees listed under Proposal 1, and FOR the other items set forth in Proposal 2 and Proposal 3. The tabulator cannot vote the shares unless you vote by telephone, Internet, or by mail. If you choose to mail your Proxy, you must sign and return this proxy.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side